Exhibit 10.6

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF NOVEMBER 15, 2013

AMONG

THE JONES FINANCIAL COMPANIES, L.L.L.P.,

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Swing Line Lender

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

FIFTH THIRD BANK,

JPMORGAN CHASE BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

each as a Documentation Agent

WELLS FARGO SECURITIES, LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REVOLVING NOTE

IV	FORM OF SWING LINE NOTE

V	FORM OF COMPLIANCE CERTIFICATE

VI	FORM OF ASSIGNMENT AGREEMENT

SCHEDULES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

4.1	SUBSIDIARIES

4.6	LITIGATION

6.1	CERTAIN EXISTING INDEBTEDNESS

6.2A	CERTAIN EXISTING LIENS

6.2C	AGREEMENTS WITH RESTRICTIONS ON SUBSIDIARIES

6.3	CERTAIN EXISTING AND PERMITTED INVESTMENTS

6.7	CERTAIN ASSET DISPOSITIONS

6.8	CERTAIN AFFILIATE TRANSACTIONS

6.9	CERTAIN SALE AND LEASE-BACKS

9.8	NOTICE ADDRESSES

ii

THE JONES FINANCIAL COMPANIES, L.L.L.P.

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of November 15, 2013 and entered into by and among THE JONES FINANCIAL COMPANIES, L.L.L.P., a Missouri limited liability limited partnership (the “Borrower”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, the Administrative Agent, the Lenders and the Borrower entered into that certain Credit Agreement, dated as of March 18, 2011 (as amended prior to the date hereof, the “Existing Credit Agreement”). Under the Existing Credit Agreement, the Lenders, among other things, made available to the Borrower a certain revolving credit facility.

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety as set forth in this Agreement.

WHEREAS, the Lenders, at the request of the Borrower, have agreed to extend a revolving credit facility to the Borrower, the proceeds of which will be used to provide financing for working capital and other general corporate purposes of the Borrower and its Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree to amend and restate the Existing Credit Agreement in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Subsection 8.5A.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affected Lender” has the meaning assigned to that term in Subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in Subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with, that Person; provided, however, that the term “Affiliate” with respect to the Borrower and its Subsidiaries shall specifically exclude the Administrative Agent and each Lender.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and all similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Subsidiary from time to time.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Leverage Ratio:

Pricing Level	Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee
I	Less than or equal to 10.0%	1.25%	0.25%	0.150%
II	Greater than 10.0%, but less than or equal to 20.0%	1.375%	0.375%	0.175%
III	Greater than 20.0%, but less than or equal to 30.0%	1.625%	0.625%	0.225%
IV	Greater than 30.0%	2.00%	1.00%	0.300%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide a Compliance Certificate pursuant to Subsection 5.1(iv) for the most recently ended Fiscal Quarter; provided that (i) such Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (ii) if the Borrower fails to provide the Compliance Certificate as required by Subsection 5.1(iv) for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level IV until such time as an appropriate Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made or issued. Notwithstanding the foregoing, in the event that any financial statement or Compliance

Certificate delivered pursuant to Subsection 5.1 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of (A) a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Subsection 2.4B or (B) a lower Applicable Margin for the Applicable Period than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period and (y) the Applicable Margin shall be adjusted in accordance with such corrected Compliance Certificate on the date that the Administrative Agent receives such corrected Compliance Certificate notwithstanding that such date is not otherwise a Calculation Date, and such adjusted Applicable Margin shall remain in effect until otherwise required to be modified hereunder. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Subsection 2.2E or 7 or any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit VI.

“Attributable Debt” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 1.00% and (c) except during any period of time during which a notice delivered to the Borrower under Subsection 2.6 shall remain in effect, the Eurodollar Rate for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans in accordance with the definition of Applicable Margin.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans or the Base Rate or any Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or Canada or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States or Canada, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a long term rating of “A” (or its equivalent) or better by a nationally recognized rating agency, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or CDIC, or the deposits of which are insured by the FDIC or CDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) repurchase obligations with a term of not more than one hundred twenty (120) days for underlying securities of the types described in clause (a) above entered into with a Lender or a bank meeting the qualifications described in clause (c) above, and (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above.

“CDIC” means the Canada Deposit Insurance Corporation or any successor entity.

“CEA” means the Commodity Exchange Act, as amended from time to time.

“Change in Control” means any of the following:

(a) Current Owners shall collectively cease to, directly or indirectly, (i) own and control at least 51% of the outstanding equity interests of the Borrower owned by them on the Closing Date or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times the managing partner (or similar designation) of the Borrower and to direct the management policies and decisions of the Borrower;

(b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) other than Current Owners shall have acquired a greater beneficial ownership in the Borrower’s voting equity interests than that held collectively by Current Owners;

(c) the Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of Edward Jones; or

(d) there shall have occurred under any indenture, credit agreement or other instrument evidencing Indebtedness of the Borrower or any of its Subsidiaries (other than Swap Contracts and surety bonds and similar instruments) any “change of control” or similar provision (as set forth in the indenture, credit agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty or order, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (c) any determination of a court or other Government Authority or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Authority; provided that notwithstanding anything herein to the contrary, each of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Changes in Partnership Capital” means, as of the last day of any Fiscal Quarter, an amount equal to (a) all “Issuances of partnership interests” during such Fiscal Quarter less (b) all “Redemptions of partnership interests” during such Fiscal Quarter, in each case, as such amounts are set forth in the financial statements of the Borrower and its Subsidiaries for such Fiscal Quarter as delivered pursuant to Subsection 5.1.

“Chapter 100 Transaction” means any sale and lease-back transaction now, heretofore or hereafter entered into by any Subsidiary of the Borrower with St. Louis County, Missouri, pursuant to Chapter 100 of the Revised Statutes of the State of Missouri, including the granting of any Lien encumbering such Subsidiary’s leasehold interest in and to any property subject to any such sale-leaseback transaction or any other rights of such Subsidiary in connection therewith.

“Closing Date” means the date on which the conditions precedent set forth in Subsection 3.1 have been satisfied.

“Co-Issuer Subsidiary” means any Subsidiary, 100% of the Capital Stock of which is owned directly by the Borrower, which Subsidiary is formed by the Borrower after the Closing Date to act solely as a co-issuer with the Borrower on certain post-Closing Date issuances of Indebtedness permitted pursuant to Subsection 6.1(xii).

“Commission” means the Securities and Exchange Commission and any successor entity.

“Commitments” means the commitments of the Lenders to make Loans as set forth in Subsection 2.1A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit V.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. “Controlling”, “controlled by” and “under common control with” have correlative meanings.

“Current Owners” means collectively all of the general partners of the Borrower as of the date of this Agreement.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans or any participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Event of Default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit (unless such writing or public statement relates to the Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (d) has, or has a parent company that has, (i) been adjudicated as, or determined by any Government Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy, receivership, insolvency or comparable proceeding or has had a receiver, conservator, trustee or custodian appointed for it or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Government Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Swing Line Lender and each Lender.

“Disqualified Capital Stock” means any Capital Stock of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, or (c) requires or mandates payments or distributions in cash, in each case on or prior to the Revolving Loan Commitment Termination Date. The term “Disqualified Capital Stock” shall also include any options, warrants or other rights that are convertible into any Disqualified Capital Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the Revolving Loan Commitment Termination Date, but shall exclude the Borrower’s Capital Stock in the form of Partnership Capital with terms and conditions substantially similar to those in effect on the Closing Date.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Early Requested Swing Line Loan” has the meaning set forth in Subsection 2.1B.

“EDJ Leasing” means EDJ Leasing Co., L.P., a Missouri limited partnership and a Subsidiary of the Borrower.

“Edward Jones” means Edward D. Jones & Co., L.P., a Missouri limited partnership and a Subsidiary of the Borrower.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Loan Commitment, the Swing Line Lender and (C) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Subsection 9.1, the Borrower (in each case, each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, written notice of violation, written claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of

Hazardous Materials or (iii) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there would be any liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of written notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code where such failure would reasonably be expected to result in a Material Adverse Effect; or (x) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan. With respect to a Multiemployer Plan or a Pension Plan not maintained or contributed to by the Borrower or its Subsidiaries, an event described above shall not be an ERISA Event unless it is reasonably likely to result in material liability to the Borrower and its Subsidiaries.

“Eurodollar Rate” means for any Interest Period, with respect to a Eurodollar Rate Loan, a rate per annum obtained by dividing (a) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%), provided that if, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, as determined by the Administrative Agent, by (b) one minus the Reserve Percentage in effect on such date.

For any interest rate calculation with respect to a Base Rate Loan, “Eurodollar Rate” shall mean a rate per annum obtained by dividing (a) the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 A.M. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%), provided that if, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time) on such date of determination for a period equal to one month commencing on such date of determination, as determined by the Administrative Agent, by (b) one minus the Reserve Percentage in effect on such date.

Each calculation by the Administrative Agent of the Eurodollar Rate shall be conclusive and binding for all purposes, absent manifest error.

“Eurodollar Rate Loans” means Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in Subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans in accordance with the definition of Applicable Margin.

“Event of Default” means each of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of the Borrower under Subsection 2.9), any United States withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), or (y) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under Subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Subsection 2.7B, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Existing Indenture” means the Note Purchase Agreement dated as of June 12, 2002 relating to the 7.33% Subordinated Capital Notes of Edward Jones due 2014.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“FDIC” means the Federal Deposit Insurance Corporation or any successor entity.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding

Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“FINRA” means the Financial Industry Regulatory Authority or any successor entity.

“Fiscal Quarter” means any of Borrower’s fiscal quarters of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“FOCUS Report” means, for any Person, the Financial and Operational Combined Uniform Single Report required to be filed on a monthly or quarterly basis, as the case may be, with the Commission or the NYSE, or any report that is required in lieu of such report.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized or incorporated under the laws of the United States, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding and Payment Office” means (i) the office of the Administrative Agent and the office of Wells Fargo, as Swing Line Lender, each located at 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, or (ii) such other office of the Administrative Agent or the Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent or the Swing Line Lender to the Borrower and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in Subsection 1.2, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Body” means the Managing Partner or, if applicable at any time, the executive committee, board of directors, board of governors, managing director or directors, or other body or Person in a similar capacity having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organization, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which reasonably may or reasonably could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of the Borrower or any of its Subsidiaries or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the Swap Termination Value under all Swap Contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than thirty (30) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Debt of such Person with respect to such Person’s obligations in respect of (i) Capital Leases and (ii) Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP); (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make a payment in respect of Disqualified Capital Stock valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (h) all Contingent Obligations of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person and (ii) exclude customer payables that are maintained on the balance sheet of the Borrower or any of its Subsidiaries.

“Indemnified Liabilities” has the meaning assigned to that term in Subsection 9.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in Subsection 9.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Borrower and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of a Eurodollar Rate Loan of six months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” has the meaning assigned to that term in Subsection 2.2B.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of the Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person other than the Borrower or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance or capital contribution by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness from that other Person that are not current assets or did not arise from transactions with that other Person in the ordinary course of business, or (iv) any transaction governed by a Swap Contract. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original or any additional principal amount of any such Investment).

“Joint Lead Arrangers” means, collectively, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Subsection 9.1, and the term “Lenders” shall include the Swing Line Lender unless the context otherwise requires.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Total Capitalization on such date.

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Government Authority in connection with the operation, ownership or transaction of insurance, broker-dealer or investment advisory businesses or other regulated businesses.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the loans made by the Lenders to the Borrower pursuant to Subsection 2.1A and shall include one or more Revolving Loans and Swing Line Loans.

“Loan Documents” means this Agreement, the Notes and all other agreements, instruments and certificates now or hereafter executed and delivered by the Borrower to the Administrative Agent and the Lenders in connection with the Obligations under this Agreement.

“Managing Partner” means the managing partner of the Borrower.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon:

(i) the business, operations, financial condition, assets or liabilities (whether actual or contingent) of the Borrower and its Subsidiaries, taken as a whole;

(ii) the Borrower’s ability to perform its obligations under the Loan Documents; or

(iii) the enforceability of the Obligations under applicable law.

“MSRB” means the Municipal Securities Rulemaking Board and any successor entity.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Indebtedness” means Indebtedness incurred by any Subsidiary of the Borrower to finance or refinance the purchase or improvement of certain real property of such Subsidiary.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Notes” means one or more of the Revolving Notes or the Swing Line Notes or any combination thereof at any time applicable.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II.

“NYSE” means the New York Stock Exchange, Inc.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“OCC” means the Office of the Controller of the Currency and any successor entity.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer” means the managing partner, the chief financial officer, the treasurer, or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust, limited liability company or other Person that has a Governing Body, means a certificate executed on behalf of such Person (and not in any individual capacity) by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust, limited liability company or similar Person.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“OTS” means the Office of Thrift Supervision and any successor entity.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to Subsection 9.1C.

“Partnership Capital” means, with respect to any Person which is a partnership, such Person’s partnership capital subject to mandatory redemption, net of reserves for anticipated withdrawals, as determined in accordance with GAAP.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, and any such Lien relating to or imposed in connection with any Environmental Claim):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Subsection 5.3;

(ii) Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, Liens and rights of set-off of banks, statutory and common law Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than thirty (30) days or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) no foreclosure, sale or similar proceedings have been commenced;

(iii) pledges, deposits and other Liens made or incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security obligations, or to secure the performance of statutory or regulatory obligations, performance bonds and completion, guarantee, surety, similar bonds, and appeal bonds, letters of credit, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(iv) any attachment or judgment Lien not constituting an Event of Default under Subsection 7.8;

(v) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(vi) easements, zoning restrictions, rights-of-way, covenants and other restrictions, encroachments, and other minor defects or irregularities in title or other similar encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(vii) any (a) interest or title of a lessor or sublessor or lessee or sublessee under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(viii) Liens arising from precautionary filings of UCC financing statements relating solely to leases and other transactions not prohibited by this Agreement;

(ix) Liens incurred in the ordinary course of the settlement of securities transactions;

(x) Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower and the Subsidiaries under Article IV of the Uniform Commercial Code;

(xi) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property; and

(xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Wells Fargo publicly announces from time to time as its prime lending rate, as in effect from time to time. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise) or arbitration and any governmental investigation known to the Borrower.

“Pro Rata Share” means the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to Subsection 9.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1.

“Refunded Swing Line Loans” has the meaning assigned to that term in Subsection 2.1A(ii)(b).

“Register” has the meaning assigned to that term in Subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Lenders” means, at any date, Lenders having or holding at least 51% of the aggregate Revolving Loan Exposure of all Lenders; provided that the Commitment of, and the portion of the Total Utilization of Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Repurchase Obligation” means any obligation of the Borrower set forth in its Organizational Documents to repurchase general partner, limited partner and subordinated limited partner interests in the ordinary course of its business.

“Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except a dividend or other distribution payable solely in shares of Capital Stock to the holders of that class or an increase in the liquidation value of shares of that class of Capital Stock, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except to the extent that consideration therefor is in the form of Capital Stock of the Borrower, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except to the extent that consideration therefor is in the form of Capital Stock of the Borrower.

“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to the Borrower pursuant to Subsection 2.1A(i), and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Lenders.

“Revolving Loan Commitment Termination Date” means November 15, 2018.

“Revolving Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Lenders) plus (c) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by the Lenders to the Borrower pursuant to Subsection 2.1A(i).

“Revolving Notes” means any promissory notes of the Borrower issued pursuant to Subsection 2.1E to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit III.

“Rule 15c3-1” means Rule 15c3-1 of the General Rules and Regulations as promulgated by the Commission under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the Commission that replaces Rule 15c3-1.

“Rule 15c3-3” means Rule 15c3-3 of the General Rules and Regulations as promulgated by the Commission under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the Commission that replaces Rule 15c3-3.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, or indentified on any published sanctions-related list maintained by the United States Department of State.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or named on any published sanctions-related list maintained by the United States Department of State, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (f) a Person controlled by any of the foregoing.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended from time to time, and any successor statute.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Self-Regulatory Organization” has the meaning assigned to such term in Section 3(a)(26) of the Exchange Act.

“SIPC” means the Securities Investor Protection Corporation or any successor entity.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair value of the property of such Person as a going concern is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives, ordinary operating income and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would be required to be included as a liability in respect of such contingent obligations on a consolidated balance sheet of such Person and its subsidiaries as determined in accordance with GAAP.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or Controlled by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Except as otherwise provided herein, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Borrower.

“Swap Contract” means any agreement governing or evidencing any rate swap, basis swap, forward rate, commodity swap, interest rate option, forward foreign exchange, spot foreign exchange, rate cap, rate floor, rate collar, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing), including any master agreement for any of the foregoing, together with all supplements thereto; provided that no phantom stock, employee benefit or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor thereto hereunder, in each case, in such Person’s capacity as Swing Line Lender hereunder.

“Swing Line Loan Subfacility” means $150,000,000, which is the maximum principal amount of Swing Line Loans the Swing Line Lender may make to the Borrower pursuant to Subsection 2.1A(ii); provided, that any reduction of the Revolving Loan Commitment Amount made pursuant to Subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Subfacility shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Subfacility to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Borrower, the Administrative Agent or the Swing Line Lender.

“Swing Line Loans” means the Loans made by Swing Line Lender to the Borrower pursuant to Subsection 2.1A(ii).

“Swing Line Note” means any promissory note of the Borrower issued pursuant to Subsection 2.1E to evidence the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit IV.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Target” has the meaning set forth in Subsection 6.3(viii).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Total Capitalization” means as of any date, the sum of (a) the Borrower’s Partnership Capital and (b) without duplication, Consolidated Total Debt.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“United States” means the United States of America.

“Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or Controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting and financial terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in Subsection 4.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.3 Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Exhibits,” “Schedules,” “Sections” and “Subsections” shall be to Exhibits, Schedules, Sections and Subsections, respectively, of this Agreement unless otherwise specifically provided. Section and Subsection headings in this Agreement, and the table of contents to this Agreement, are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

E. Unless otherwise expressly provided herein, any definition or reference to any law, including, without limitation, the Internal Revenue Code, ERISA, the Exchange Act, the Patriot Act, the Securities Act, the UCC, the Investment Company Act of 1940, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

F. With respect to references in this Agreement to the conclusiveness of determinations or documentation without any reference to a standard related thereto (for example, “absent manifest error”), the parties agree that if questions arise with respect to such determinations or documentation, the parties will have an opportunity to review and discuss such determinations or documentation.

1.4 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Amendment and Restatement. In order to facilitate this amendment and restatement and otherwise to effectuate the desires of the Borrower, the Administrative Agent and the Lenders agree:

A. On the Closing Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

B. Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this Subsection 1.5, and of any related “Loan Documents” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Prior Loan Documents”), (i) all Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement and other Prior Loan Documents (the “Existing Obligations”) shall continue as Obligations hereunder to the extent not repaid on the Closing Date, and (ii) each of this Agreement and the Notes and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution for, and not as a payment of, the indebtedness, liabilities and Existing Obligations of the Borrower under the Existing Credit Agreement or any other Prior Loan Document and (iii) neither the execution and delivery of this Agreement, the Notes and such Loan Documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Prior Loan Documents or any obligations thereunder. On the Closing Date: (1) all Loans owing by the Borrower and outstanding under the Existing Credit Agreement shall continue as Loans hereunder and shall constitute advances hereunder and (2) all Base Rate Loans under the Existing Credit Agreement and not converted into Eurodollar Rate Loans shall accrue interest at the Base Rate hereunder. The parties hereby acknowledge and agree that, on the Closing Date, there are no Loans outstanding under the Existing Credit Agreement and that all “Obligations” (other than unasserted contingent indemnification obligations) under the Existing Credit Agreement will be paid in full on the Closing Date.

C. The parties hereby agree that, on the Closing Date, the Commitments shall be as set forth on Schedule 2.1 and the outstanding principal amount of any Loans shall be reallocated in accordance with such Commitments and the requisite assignments shall be deemed to be made in such amounts by and between the Lenders and/or Lenders under the Existing Credit Agreement, and from each Lender or Lender under the Existing Credit Agreement to each other Lender, as applicable, with the same force and effect as if such assignments were evidenced by applicable Assignment Agreement(s) (as defined in the Existing Credit Agreement) under the Existing Credit Agreement. Notwithstanding anything to the contrary in Subsection 9.1 of the Existing Credit Agreement or this Agreement, no other documents or instruments, including any Assignment Agreement, shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment Agreement. On the Closing Date, the Lenders shall make all necessary cash settlement in full with each other Lender (and with the Lenders under the Existing Credit Agreement whose Commitments thereunder are being terminated), through the Administrative Agent, with respect to all assignments, reallocations and other changes in the Commitments (as such term is defined in the Existing Credit Agreement) such that after giving effect to such settlements each Lender’s Pro Rata Share shall be as set forth on Schedule 2.1.

SECTION 2. AMOUNTS AND TERMS OF LOANS

2.1 Loans; Making of Loans; the Register; Optional Notes.

A. Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender hereby severally agrees to make Revolving Loans as described in Subsection 2.1A(i) and the Swing Line Lender hereby agrees to make the Swing Line Loans as described in Subsection 2.1A(ii).

(i) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to make revolving loans (each such loan a “Revolving Loan”) to the Borrower in Dollars requested by the Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used in accordance with the terms of this Agreement. The original amount of each Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 and the original Revolving Loan Commitment Amount is $400,000,000; provided that the amount of the Revolving Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to Subsection 9.1B, shall be reduced from time to time by the amount of any reductions thereto made pursuant to Subsection 2.4 and shall be increased as necessary to give effect to any increases thereto made pursuant to Subsection 2.10. Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and the Borrower hereby agrees that all Revolving Loans and all other Obligations of the Borrower shall be paid in full no later than that date. Amounts borrowed under this Subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(ii) Swing Line Loans.

(a) General Provisions. The Swing Line Lender may, at any time in its reasonable discretion and subject to the limitations set forth in Subsection 2.1A(ii)(e) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, make a portion of the Revolving Loan Commitments available to the Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan

Commitment Termination Date by making Swing Line Loans to the Borrower in Dollars in an aggregate amount not exceeding the amount of the Swing Line Loan Subfacility to be used for the purposes identified in Subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender’s outstanding Revolving Loans, may exceed the Swing Line Lender’s Revolving Loan Commitment. The Swing Line Loan Subfacility shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower pursuant to Subsection 2.4A(i), the Swing Line Lender may, at any time in its sole and absolute discretion but not less frequently than once every ten (10) Business Days, deliver to the Administrative Agent (with a copy to the Borrower), no later than 2:00 P.M. (Central time) on the proposed Funding Date, a notice (the “Refunding Request”) requesting the Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given and the Lenders shall pay to the Administrative Agent in immediately available funds in Dollars their respective Pro Rata Shares of each such Refunded Swing Line Loans no later than 4:00 P.M. (Central time) on such Funding Date; provided, that with respect to Early Requested Swing Line Loans, the Swing Line Lender shall deliver to the Administrative Agent (with a copy to the Borrower), the Refunding Request no later than 11:00 A.M. (Central time) on the Funding Date of such Early Requested Swing Line Loans (and the Lenders shall pay to the Administrative Agent in immediately available funds in Dollars their respective Pro Rata Shares of the Refunded Swing Line Loans of such Early Requested Swing Line Loans no later than 3:00 P.M. (Central time)). The Borrower hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of the Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Subsection 9.5.

(c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of the Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from the Swing Line Lender as provided below, each Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Lender shall deliver to the Swing Line Lender such amount in immediately available funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Lender agrees to enter into an Assignment Agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender fails to make available to the Swing Line Lender any amount as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event the Swing Line Lender receives a payment of any amount with respect to which other Lenders have funded the purchase of assignments as provided in this paragraph, the Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

(d) Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Subsection 2.1A(ii)(b) and each Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, assets or financial condition of the Borrower or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (x) the Swing Line Lender believed in good faith that all conditions under Section 3 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with Subsection 9.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(e) Other Arrangements. Notwithstanding any other provision hereof, the Borrower and the Swing Line Lender may agree from time to time upon mutually satisfactory separate arrangements for the borrowing and funding of Swing Line Loans. Such provisions may include, among other things, the making of Swing Line Loans through disbursements made from an automatic sweep account, which Swing Line Loans shall be deemed to be made upon the making of such disbursements.

(f) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Subsection 2.1A(ii), the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when any other Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s risk with respect to any such Defaulting Lender’s funding obligations hereunder (after giving effect to Subsection 2.11C).

B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by the Swing Line Lender pursuant to Subsection 2.1A(ii)) shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever the Borrower desires that the Lenders make Revolving Loans it shall deliver to the Administrative Agent a Notice of Borrowing duly executed by an Officer of the Borrower no later than (i) 1:00 P.M. (Central time) at least three (3) Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) and (ii) 1:00 P.M. (Central time) on the proposed Funding Date (in the case of a Base Rate Loan). Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, it shall deliver to the Administrative Agent and the Swing Line Lender a Notice of Borrowing duly executed by an Officer of the Borrower no later than 4:00 P.M. (Central time) on the proposed Funding Date; provided, that if the Borrower delivers a duly executed Notice of Borrowing to the Administrative Agent and the Swing Line Lender no later than 8:45 A.M. (Central time), such Swing Line Loan (an “Early Requested Swing Line Loan”) shall be made available by the Swing Line Lender no later than 9:45 A.M. (Central time). Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in Subsection 2.2D. In lieu of delivering a Notice of Borrowing, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this Subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Administrative Agent duly executed by an Officer of the Borrower on or before the applicable Funding Date.

Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Subsection 2.1B or under Subsection 2.2D, and upon funding of Loans by the Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to Subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice the Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

The Borrower shall notify the Administrative Agent prior to the funding of any Loans in the event that, to the Borrower’s knowledge, an event has occurred and is continuing or would result from the consummation of the borrowing that would constitute an Event of Default or a Potential Event of Default, and the acceptance by the Borrower of the proceeds of any Loans shall constitute a re-certification by the Borrower, as of the applicable Funding Date, as to the matters to which the Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in Subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C. Disbursement of Funds. All Revolving Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither the Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Notice of Borrowing pursuant to Subsection 2.1A (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender for that Type of Loan or the Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender with a Revolving Loan Commitment shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds in Dollars requested by the Borrower not later than 4:00 P.M. (Central time) on the applicable Funding Date, and the Swing Line Lender shall make the amount of its Swing Line Loan (other than an Early Requested Swing Line Loan) available to the Administrative Agent in immediately available funds in Dollars not later than 5:00 P.M. (Central time) on the applicable Funding Date (provided, that with respect to each Early Requested Swing Line Loan, the Swing Line Lender shall make the amount of such Early Requested Swing Line Loan available in Dollars no later than 9:45 A.M. (Central time) on the applicable Funding Date), in each case at the Funding and Payment Office. Except as provided in Subsection 2.1A(ii) with respect to Revolving Loans used to repay Refunded Swing Line Loans, upon satisfaction or waiver of the conditions precedent specified in Subsections 3.1 and 3.2, the Administrative Agent shall make the proceeds of such Revolving Loans advanced to it as set forth above available to the Borrower on the applicable Funding Date by causing the proceeds of all such Revolving Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Funding and Payment Office.

Unless the Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Revolving Loan requested on such Funding Date in Dollars, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date in Dollars and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount in Dollars is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount in Dollars on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount in Dollars forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this Subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. The Administrative Agent, acting for these purposes solely as a non-fiduciary agent of the Borrower (it being acknowledged that the Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under Subsection 9.3), shall maintain (and make available for inspection by the Borrower and by each Lender, but only as to information regarding the Loans made by such Lender, upon reasonable prior notice at reasonable times) at its address referred to in Schedule 9.8 a register for the recordation of, and shall record, the names and addresses of the Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Subfacility, Revolving Loans and Swing Line Loans (and interest on each of the foregoing) of each Lender from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan, absent manifest error, shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on the Borrower subject to the entries in the Register, which shall govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Subsection 9.1; provided that the Administrative Agent shall request the return to the Borrower of the assignor’s original promissory note) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit III or Exhibit IV, respectively, with appropriate insertions.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of Subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of Subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by the Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to Subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of Subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin; or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin.

(ii) Subject to the provisions of Subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the Base Rate plus the Base Rate Margin.

B. Interest Periods. In connection with each Eurodollar Rate Loan, the Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at the Borrower’s option, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this Subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) there shall be no more than seven (7) Interest Periods outstanding at any time;

(vii) in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of Subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to Subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of Subsection 2.6, the Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $5,000,000 and multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest

Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent duly executed by an Officer of the Borrower no later than 1:00 P.M. (Central time) (i) on the proposed conversion date (in the case of a conversion to a Base Rate Loan), and (ii) at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to the Administrative Agent on or before the proposed conversion/continuation date. The Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E. Default Rate. (i) Immediately upon the occurrence and during the continuation of any Event of Default under Subsection 7.1, 7.6 or 7.7, or (ii) at the election of the Requisite Lenders, upon the occurrence and during the continuation of any other Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by the Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 365-day year (or a 366-day year in case of a leap year) with respect to Base Rate Loans and otherwise a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such

Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this Subsection 2.2, in no event shall the rate of interest payable by the Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3 Fees.

A. Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lenders) in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Margin times the average daily unused amount of the Revolving Loan Commitment Amount (calculated without giving effect to any outstanding Swing Line Loans) of the Revolving Credit Lenders (other than the Defaulting Lenders, if any). The commitment fee shall accrue at all times from the Closing Date to the Revolving Loan Commitment Termination Date (and thereafter so long as any Loans remain outstanding), including at any time during which one or more of the conditions in Subsection 3.2 is not met, computed on the basis of a 360-day year for the actual number of days elapsed, and shall be due and payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and on the Revolving Loan Commitment Termination Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the average daily unused amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

B. Other Fees. The Borrower agrees to pay to the Administrative Agent such fees in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

2.4 Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments.

A. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. The Borrower may, upon written or telephonic notice to the Administrative Agent no later than 1:00 P.M. (Central time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay, without premium or penalty, any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. The Borrower may, upon written or telephonic notice (which notice, if telephonic, shall be promptly confirmed in writing) to the Administrative Agent (who will promptly notify each Lender whose Loans are to be prepaid of such prepayment) (A) no later than 9:00 A.M. (Central time) on the date of prepayment in the case of Base Rate Loans and (B) no later than 12:00 P.M. (Central time) at least three (3) Business Days’ prior to the date of prepayment in the case of

Eurodollar Rate Loans, prepay, at any time and from time to time prepay, without premium or penalty, any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Subsection 2.4A(iv) and, in the case of Eurodollar Rate Loans, shall be subject to Subsection 2.6D.

(ii) Voluntary Reductions of Revolving Loan Commitments. The Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as consented to by the Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. The Borrower’s notice to the Administrative Agent (who will promptly notify each Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in the Borrower’s notice and shall reduce the amount of the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in Subsection 2.4A(iv).

(iii) Mandatory Prepayments. The Borrower shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect, including in connection with any voluntary reduction of the Revolving Loan Commitment Amount in accordance with clause (ii) above. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount if no Event of Default has occurred and is continuing, to the extent any cash collateral was provided by the Borrower and has not been applied to any Obligations, such amount shall promptly be released to the Borrower.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments. Any voluntary prepayments pursuant to Subsection 2.4A(i) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Voluntary Reductions. Any voluntary reduction of the Revolving Loan Commitment Amount pursuant to this Subsection 2.4A shall be in proportion to each Lender’s Pro Rata Share.

(c) Application of Mandatory Prepayments. Any mandatory prepayments pursuant to Subsection 2.4A(iii) shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof.

(d) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Subsection 2.6D.

(e) Application of Prepayments to Swing Line Loans. Any repayments of Swing Line Loans pursuant to this Subsection 2.4 shall be applied pro rata among the outstanding Swing Line Loans.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. Except as otherwise expressly provided herein, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 3:30 P.M. (Central time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and, except as provided in Subsection 2.2C, all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to the Administrative Agent by such Lender, its Pro Rata Share of all such payments received by the Administrative Agent and fees of such Lender, if any, when received by the Administrative Agent pursuant to Subsection 2.3. Notwithstanding the foregoing provisions of this Subsection 2.4B(iii), if, pursuant to the provisions of Subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected

Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Defaulting Lenders. Notwithstanding the foregoing clause (i), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Subsection 2.11B.

C. Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 7, all payments received by the Administrative Agent, whether from the Borrower or otherwise shall be applied in full or in part by the Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of collection or other realization, all other expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to compensation (including the fees described in Subsection 2.3B), reimbursement and indemnification under any Loan Document and all advances made by the Administrative Agent thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the Loan Documents, all in accordance with Subsections 8.4, 9.2 and 9.3 and the other terms of this Agreement and the Loan Documents;

(ii) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Swing Line Lender in its capacity as such;

(iii) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them);

(iv) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them);

(v) to payment of that portion of the Obligations constituting unpaid principal of the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause (v) held by them); and

(vi) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

2.5 Use of Proceeds.

A. Loans. The proceeds of any Loans may be applied by the Borrower for working capital or any other general corporate purposes.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower or any of its Subsidiaries in any manner that would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing Loans based on the Eurodollar Rate.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, the Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the Eurodollar Rate that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each applicable Lender.

B. Inability to Determine Applicable Interest Rate. If with respect to any Interest Period:

(i) the Administrative Agent determines that, or the Requisite Lenders determine and advise the Administrative Agent that, deposits in Dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii) the Administrative Agent otherwise determines, or the Requisite Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

(iii) the Administrative Agent determines, or the Requisite Lenders determine and advise the Administrative Agent, that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to the Lenders of maintaining or funding a Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate for such Interest Period, or that the making or funding of Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with each affected Lender in order to determine an alternate method to determine the Eurodollar Rate for such Lender, and during the pendency of such negotiations with any Lender, such Lender shall be under no obligation to make any new Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, no Lender shall be under any obligation to make any new Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination. The Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan or Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan as to which the interest rate is not determined by reference to the Eurodollar Rate, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans as to which the interest rate is not determined by reference to the Eurodollar Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower shall have the option, subject to the provisions of Subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. The Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this Subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon prompt written request by that Lender pursuant to Subsection 2.8A, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its applicable Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in Subsection 2.6C or the paragraph following Subsection 7.14) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of its Eurodollar Rate Loans on a date prior to the last day of the Interest Period therefor. Breakage cost loss shall consist of an amount equal to the excess, if a positive number, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding, however, the Eurodollar Rate Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender to the extent that it is necessary or useful to facilitate the transactions contemplated by this Agreement, so long as such action does not, by itself, upon the taking of such action, knowingly cause the Borrower to incur any Obligation under Subsection 2.7.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Subsection 2.6 and under Subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in Subsection 3.2 cannot then be satisfied, to be rescinded by the Borrower.

2.7 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of Subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional Tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments; then, in any such case, the Borrower shall promptly, and in any event within ten (10) Business Days, pay to such Lender, upon receipt of the statement referred to in Subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion may reasonably determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. The

Borrower shall not be required to compensate a Lender pursuant to this Subsection 2.7A for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies the Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed Lender of such Change in Law.

B. Taxes.

(i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by or on account of the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

(a) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(b) the Borrower shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c) unless such Tax is an Excluded Tax, the sum payable by the Borrower shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this Subsection 2.7B(ii)), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d) as soon as practical after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent the original or a certified copy of an official receipt or other document reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after the date the Administrative Agent or such Lender (as the case may be) makes written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Subsection 2.7B(iii)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability and the calculations used to determine such amount delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive.

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to United States backup withholding or information reporting requirements;

(b) any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Borrower or the Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without United States withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Borrower or the Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, or

(2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI, or

(3) in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,

(4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to the Administrative Agent and the Borrower (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion):

(1) duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of Subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e) without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in Section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to the Borrower and the Administrative Agent (in such numbers of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(f) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to the Administrative Agent and the Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(v) FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) Refunds. If the Administrative Agent or any Lender becomes aware that it is entitled to claim a refund from a Government Authority or other taxation authority in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Subsection 2.7B it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Government Authority or taxation authority for such refund at the Borrower’s expense. If the Administrative Agent or any Lender receives a refund (including pursuant to a claim made pursuant to the preceding sentence) in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Subsection 2.7B, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Subsection 2.7B with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority or taxation authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority or taxation authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Government Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(vii) Indemnification of the Administrative Agent. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for any Taxes (but, in the case of Indemnified Taxes and Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are payable or paid by the Administrative Agent, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (vii). The agreements in this paragraph (vii) shall survive the resignation and/or replacement of the Administrative Agent.

(viii) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Loan Commitment.

C. Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by the Borrower from such Lender of the statement referred to in Subsection 2.8A, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. The Borrower shall not be required to compensate a Lender pursuant to this Subsection 2.7C for any reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies the Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8 Statement of Lenders; Obligation of Lenders to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to Subsection 2.6D, 2.7 or 2.8B shall, as promptly as practical, deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto.

B. Mitigation. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans of such Lender through another lending office of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Subsection 2.7 would be materially reduced and (ii) as determined by such Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Subsection 2.8B unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending as described above.

2.9 Replacement of a Lender.

If (i) the Borrower receives notice that it may incur Obligations under Subsection 2.7 through a written statement under Subsection 2.8A from the Administrative Agent or a Lender or otherwise (other than for breakage costs under Subsection 2.6D), (ii) a Lender is a Defaulting Lender, (iii) a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Subsection 9.6, requires the consent of such Lender and such amendment, modification or waiver has been approved by the Requisite Lenders, or (iv) a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder and (ii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to the Borrower pursuant to Subsection 2.8 upon ten (10) days prior written notice to the Subject Lender and the Administrative Agent and/or is unwilling to remedy its default upon three days prior written notice to the Subject Lender and the Administrative Agent, the Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Subsection 9.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts actually due and owing (including all amounts under Subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by Subsection 9.1B(i) shall have been paid to the Administrative Agent by the Borrower or the assignee, (3) all of the requirements for such assignment contained in Subsection 9.1B, including, without limitation, the consent of the Administrative Agent (if required) and the receipt by the Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

2.10 Increase in Commitments.

A. Request for Increase. Provided there exists no Potential Event of Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Revolving Loan Commitment Amount by an amount (for all such requests) not exceeding $100,000,000; provided that (i) the Revolving Loan Commitment Amount, after giving effect to each increase hereunder, may not exceed $500,000,000 in the aggregate, (ii) any such request for an increase shall be in a minimum amount of $25,000,000 and in multiples of $5,000,000 in excess thereof and (iii) the Borrower may not request more than two increases. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

B. Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Loan Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment.

C. Notification by the Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders do not agree to the full amount of a requested increase, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

D. Increase Effective Date and Allocations. If the Revolving Loan Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase, the Increase Effective Date and revised Pro Rata Shares.

E. Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate dated as of the Increase Effective Date (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 4 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Potential Event of Default or Event of Default exists or shall result from such increase to the Revolving Loan Commitment Amount. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan such that, after giving effect thereto, all Revolving Loan Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and commitment and letter of credit fees. The Borrower shall make any payments under Subsection 2.6D resulting from such assignments.

F. Conflicting Provisions. This Section shall supersede any provisions in Subsection 9.5 or 9.6 to the contrary.

2.11 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

A. Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Subsection 9.6.

B. Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Subsection 9.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swing Line Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loans; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Swing Line Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Swing Line Loans were made at a time when the conditions set forth in Subsection 3.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Swing Line Loans owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Swing Line Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Subsection 2.11B shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

C. Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Subsection 2.1A, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Loan Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans shall not exceed the positive difference, if any, of (A) the Revolving Loan Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

D. Prepayment of Swing Line Loans. Promptly on demand by the Swing Line Lender or the Administrative Agent from time to time, the Borrower shall prepay Swing Line Loans in the amount of all Fronting Exposure with respect to the Swing Line Lender (after giving effect to Subsection 2.11C).

E. Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Subsection 2.3A (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

F. Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Subsection 2.11C), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 3. CONDITIONS TO LOANS

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

3.1 Conditions to Closing.

This Agreement shall become effective upon satisfaction of the following conditions, upon which the Closing Date shall occur:

A. Loan Documents. The Borrower shall deliver to the Lenders (or to the Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the date hereof:

(i) Copies of the Organizational Documents of the Borrower, certified by the Secretary of State of the Borrower’s jurisdiction of organization or, if such document is of a type that may not be so certified, certified by an Officer of the Borrower, together with a good standing certificate from the appropriate governmental officer of its jurisdiction of organization dated as of a recent date prior to the date hereof;

(ii) Resolutions of the Governing Body of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the date hereof by an Officer of the Borrower as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the Officers of the Borrower executing a Loan Document;

(iv) Executed originals of the Loan Documents; and

(v) Such other opinions, documents or materials as Administrative Agent or any Lender may reasonably request on or prior to the Closing Date.

B. Fees. The Borrower shall have paid all accrued and unpaid fees and expenses contemplated to be paid by the Borrower on or before the Closing Date in connection with the transactions contemplated hereby.

C. Officer’s Certificate. The Borrower shall have delivered to the Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to the Administrative Agent, (i) to the effect that the representations and warranties in Section 4 are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date); provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition, (ii) to the effect that, after giving effect to the transactions contemplated by this Agreement on the Closing Date, no Event of Default or Potential Event of Default has occurred and is continuing and (iii) to the effect that the Borrower has satisfied the conditions set forth in this Subsection 3.1 and 3.2, as applicable.

D. Financial Statements. The Lenders (or the Administrative Agent with sufficient copies for each Lender) shall have received from the Borrower audited consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2012, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

E. Opinions of Counsel. The Lenders (or the Administrative Agent with sufficient copies for each Lender) shall have received executed copies of the opinion of the Deputy General Counsel of the Borrower and of Duane Morris LLP, special counsel for the Borrower, each dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

F. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. The Borrower shall have obtained (a) all Governmental Authorizations and all consents of other Persons required to be obtained by the Borrower, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and (b) all Governmental Authorizations and consents necessary for the continued operation of the business conducted by the Borrower and its Subsidiaries in substantially the same manner as conducted prior to the date hereof, except where the failure to obtain such Governmental Authorizations described in the foregoing clause (b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Governmental

Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, except in each case not specifically relating to the transactions contemplated by the Loan Documents where such action, request for stay, petition for review or rehearing, reconsideration or appeal, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

G. Patriot Act. The Borrower shall have provided to the Administrative Agent the documentation and other information reasonably requested by the Administrative Agent or a Lender in order to comply with the requirements of the Patriot Act and applicable “know your customer” and anti-money laundering rules and regulations.

3.2 Conditions to Closing; All Loans.

The obligations of the Lenders to make any Revolving Loans and of the Swing Line Lender to make Swing Line Loans (except, in respect of paragraph A below, Swing Line Loans made pursuant to Subsection 2.1A(ii)(e)) on any Funding Date are, in addition to the conditions precedent specified in Subsection 3.1, subject to prior or concurrent satisfaction of the following conditions (and each borrowing by the Borrower hereunder shall constitute a representation by the Borrower as of the date of such extension of credit that the conditions contained in this Subsection 3.2 have been satisfied as of the date of the applicable extension of credit):

A. Notice of Borrowing. The Administrative Agent shall have received on or before that Funding Date, in accordance with the provisions of Subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of the Borrower.

B. Representations and Warranties True; No Default; Etc. As of that Funding Date:

(i) the representations and warranties contained herein (other than in Subsection 4.4) and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii) no order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any applicable Lender from making the Loans to be made by it on that Funding Date, provided that such order, judgment or decree shall not impair the obligation of any other Lender to fund a Revolving Loan as of such Funding Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to induce the Lenders to make the Loans hereunder, the Borrower hereby represents and warrants to each Lender, both immediately before and immediately after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed to be made on the Closing Date and on such other dates as set forth in Subsection 3.2, that:

4.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Missouri. The Borrower has the organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. The Borrower is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. The Borrower is engaged only in the businesses permitted to be engaged in pursuant to Subsection 6.10.

D. Subsidiaries. All of the Subsidiaries of the Borrower as of the Closing Date and their jurisdictions of organization as of the Closing Date are listed in Schedule 4.1. The Capital Stock of each of the Subsidiaries of the Borrower is duly authorized, validly issued, fully paid and (except for any interest as a general partner, limited partner or subordinated limited partner) nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of the Borrower is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite organizational power and authority to own and operate its properties and to carry on its business as now conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority would not reasonably be expected to result in a Material Adverse Effect.

4.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents by the Borrower have been duly authorized by all necessary organizational action.

B. No Conflict. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Borrower, the Organizational Documents of the Borrower or any order, judgment or decree of any court or other Government Authority binding on the Borrower, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower which would reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower not permitted under Subsection 6.2, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Borrower, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders as to material Contractual Obligations and except to the extent such failure to obtain such approval or consent would not reasonably be expected to result in a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except for any Governmental Authorization required in connection with the conduct of business of the Borrower in the ordinary course.

D. Binding Obligation. Each of the Loan Documents required to be executed by the Borrower has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.3 Financial Condition.

The Borrower has heretofore delivered or made available to the Lenders, at the Lenders’ request, the audited consolidated balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries as at and for the Fiscal Year ended December 31, 2012. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended. Neither the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment not incurred in the ordinary course of business that (a) as of the Closing Date, is not reflected in the Borrower’s audited consolidated balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries as at and for the Fiscal Year ended December 31, 2012 or the notes thereto, or described in Schedule 6.1, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent audited financial statements delivered to the Lenders pursuant to Subsection 5.1 or the notes thereto or permitted pursuant to Subsection 6.1 and that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.4 No Material Adverse Change.

Since December 31, 2012, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.5 Title to Properties; Intellectual Property.

A. The Borrower and its Subsidiaries have good title or a valid leasehold interest in and to all of their respective properties and assets reflected as owned or leased in the financial statements referred to in Subsection 4.3 or in the most recent financial statements delivered pursuant to Subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Subsection 6.7 and except for defects and irregularities that would not reasonably be expected to result in a Material Adverse Effect.

B. The Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.6 Litigation; Adverse Facts.

Except as set forth on Schedule 4.6, there are no Proceedings (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property or assets of the Borrower or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

4.7 Payment of Taxes.

All federal and all other material tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect and excluding any such tax, assessment, charge or claim being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the properties or assets of the Borrower or its Subsidiaries, the Lien is not being enforced by foreclosure or sale of any portion of such properties or assets to satisfy such charge or claim or is otherwise permitted by this Agreement.

4.8 Governmental Regulation; Licenses.

Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which would reasonably be expected to limit its ability to incur the Obligations or which may otherwise render all or any portion of the Obligations unenforceable. Each of the Borrower and each of its Subsidiaries possesses all licenses, registrations and authorizations from and with any Government Authority, Self-Regulatory Organization or securities exchange, necessary or material to the conduct of its business as now or presently proposed to be conducted. Edward Jones is (a) duly registered with the Commission as a broker-dealer under the Exchange Act, (b) a member in good standing of the FINRA, (c) not in arrears in regard to any assessment made upon it by the SIPC and (d) has received no notice from the Commission, FINRA, FDIC, MSRB, FDIC or any other Government Authority, Self-Regulatory Organization or securities exchange of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect.

4.9 Securities Activities.

A. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. Neither the making of any Loan hereunder or the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

C. Following the application of the proceeds of any Loan, less than 25% of the value of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

4.10 Employee Benefit Plans.

A. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. To the knowledge of the Borrower and each of its Subsidiaries, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B. No ERISA Event has occurred and is continuing or is reasonably expected to occur.

C. No Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates except (i) to the extent required under Section 4980B of the Internal Revenue Code, or (ii) otherwise, the payment or nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.

D. None of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates sponsor or contribute to, or have ever sponsored or contributed to, any Pension Plan or Multiemployer Plan, other than defined contribution plans of Affiliates of the Borrower (other than its Subsidiaries) where the applicable defined contributions, if not made, would not reasonably be expected to result in a Material Adverse Effect.

4.11 Environmental Protection.

Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment, which non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Borrower’s and each of its Subsidiaries’ use and operation of its facilities and properties is in compliance with all Environmental Laws except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters of the Borrower and its Subsidiaries are in effect and the Borrower and its subsidiaries are in compliance therewith, except where the failure to keep or comply with such permits, approvals, certificates, licenses or other authorizations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.12 Solvency.

After giving effect to the transactions contemplated hereby and the incurrence of any Obligations hereunder from time to time, the Borrower is Solvent.

4.13 Disclosure.

No representation or warranty of the Borrower or any of its Subsidiaries contained in the Confidential Information Memorandum dated October, 2013, or in any Loan Document or in any other document, certificate or written statement furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, nor any of the reports, financial statements, certificates and other information required to be furnished pursuant to Subsection 5.1 after the Closing Date (other than financial statements of any Target delivered to the Administrative Agent), as of the date furnished contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any information not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials were based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

4.14 Foreign Assets Control Regulations, etc.

Neither the making of the Loans to the Borrower nor its use of the proceeds thereof will (i) violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Department of State or the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries or Affiliates, nor any officer or director thereof, (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is a Sanctioned Person, or (c) (x) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or (y) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Borrower and its Subsidiaries and Affiliates are in compliance, in all material respects, with all Anti-Corruption Laws, the Patriot Act, the Trading with the Enemy Act, and any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any enabling legislation or executive order relating thereto.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless the Requisite Lenders shall otherwise give consent, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports.

The Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP. The Borrower will deliver, or cause to be delivered or, in the case of Subsections 5.1(ii), (iii) and (vi) below, will make available in the manner described in clause (xiv) below, to the Administrative Agent for the benefit of the Lenders:

(i) Events of Default, etc.: promptly upon any Officer of the Borrower obtaining knowledge (A) of any condition or event that constitutes an Event of Default or a Potential Event of Default, (B) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Subsection 7.2 or (C) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: (a) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows (including all required footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and prepared by the Borrower in accordance with GAAP and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure, and (b) with respect to the first three Fiscal Quarters of each Fiscal Year, the management’s discussion and analysis incorporated into the Borrower’s Form 10-Q delivered for such Fiscal Quarter or, if no such discussion and analysis has been delivered, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; it being understood and agreed that the delivery or availability of the Borrower’s Form 10-Q, if required, promptly following the filing thereof with the Commission shall satisfy the delivery requirements set forth in this clause (subject to the time periods set forth in this clause (ii));

(iii) Year-End Financials: as soon as available and in any event within 95 days after the end of each Fiscal Year, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations and cash flows (including all required footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and prepared by the Borrower in accordance with GAAP and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated, (b) the management’s discussion and analysis incorporated in the Borrower’s Form 10-K delivered for such Fiscal Year or, if no such 10-K has been delivered, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of all such consolidated financial statements, a report and opinion thereon of PricewaterhouseCoopers LLP or any other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws unqualified as to the scope of the audit or the ability of the Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with, if applicable, the audit standards of the Public Company Accounting Oversight Board and otherwise in accordance with generally accepted auditing standards; and it being understood and agreed that the delivery or availability of the Borrower’s Form 10-K, if required, promptly after the filing thereof with the Commission shall satisfy the requirements set forth in this clause (subject to the time periods set forth in this clause (iii));

(iv) Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of the

Borrower stating that the signer or signers (in each case in such Person’s capacity as an Officer and not in any individual capacity) have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers (in each case in such Person’s capacity as an Officer and not in any individual capacity) do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto and (b) a Compliance Certificate demonstrating in reasonable detail compliance at the end of the applicable accounting periods with the restrictions contained in Subsection 6.6.

(v) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower and its Subsidiaries made by such accountants;

(vi) SEC Filings: promptly upon their becoming publicly available, copies of any reports on Forms 10-Q, 10-K and 8-K, and, in each case, any equivalent documents, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Commission or any governmental or private regulatory authority;

(vii) Litigation or Other Proceedings: promptly upon any Officer of the Borrower obtaining knowledge of (a) the institution of, any Proceeding against or affecting the Borrower or any of its Subsidiaries or any property or assets of the Borrower or any of its Subsidiaries not previously disclosed in writing by the Borrower to the Lenders or (b) any material development in any Proceeding that, in any case:

(x) after giving effect to the coverage and policy limits of insurance policies issued to the Borrower and its Subsidiaries, would reasonably be expected to result in a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the making, securing or repayment of the Obligations hereunder or the application of proceeds thereof;

written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;

(viii) ERISA Events: promptly upon an Officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ix) New Subsidiaries: together with each delivery of a Compliance Certificate pursuant to subdivision (iv) above with respect to the financial statements delivered pursuant to subdivision (iii) above, an updated list (containing information comparable to that required to be set forth on Schedule 4.1 with respect to the Subsidiaries of the Borrower as of the Closing Date) of all Subsidiaries of the Borrower;

(x) Insurance: as soon as practicable after any material reduction in insurance coverage maintained by the Borrower and its Subsidiaries, notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xi) FOCUS Reports: as soon as practicable and in any event within 25 days after the end of each Fiscal Quarter, the FOCUS Report for such Fiscal Quarter filed by Edward Jones with the Commission;

(xii) Other Actions: as soon as possible and in any event within ten (10) days after any Officer of the Borrower learns thereof, notice of the assertion or commencement of any claim, action, litigation, suit or proceeding against or affecting the Borrower or any Subsidiary, including any investigation or proceeding commenced by the Commission, the Board, FINRA, MSRB, FDIC, OTS or any other Government Authority, Self-Regulatory Organization or securities exchange, which could reasonably be expected to have a Material Adverse Effect; and

(xiii) Other Information: with reasonable promptness, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent. Information required to be delivered pursuant to the preceding clauses (ii), (iii) and (vi) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information shall have been posted on the Borrower’s website on the internet or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that the Borrower shall deliver paper copies of such information to the Administrative Agent or any Lender that requests such delivery, and provided, further that such information shall only be deemed to have been delivered when posted on any such website upon notification by the Borrower to the Administrative Agent and the Lenders of such posting.

5.2 Existence, etc.

Except as permitted under Subsection 6.7, the Borrower will, and will cause each of its Subsidiaries to, at all times (a) preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither the Borrower nor any of its Subsidiaries shall be required to preserve any such rights or franchises if the Governing Body of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect and (b) maintain all registrations, licenses, consents, approvals and authorizations from and with any Government Authority, Self-Regulatory Organization or securities exchange necessary or material to the conduct of its business.

5.3 Payment of Taxes and Claims.

The Borrower will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto, provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the properties or assets of the Borrower or its Subsidiaries, the Lien is not being enforced by foreclosure or sale of any portion of such properties or assets to satisfy such charge or claim or is otherwise permitted by this Agreement.

5.4 Maintenance of Properties; Insurance.

A. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties (including material Intellectual Property) and equipment necessary in the operation of its business in good repair, working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

B. Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers (or through self-insurance arrangements), such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance and retentions), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

5.5 Inspection Rights; Books and Records.

The Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent (and, during the continuance of an Event of Default, any Lender) to visit and inspect any of the properties of the Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their Officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours without unreasonably interfering with the business of Borrower and its Subsidiaries up to one (1) time per twelve month period (beginning on the Closing Date) so long as no Event of Default shall have occurred and be continuing or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

5.6 Compliance with Laws, etc.

The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, statutes, and rules, regulations, orders and decrees or restrictions of any Government Authority, Self-Regulatory Organization or securities exchange having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties (including, without limitation, the Exchange Act, the Advisers Act, the Investment Company Act, the CEA, Environmental Laws, and the applicable rules and regulations of the Commission, the Board, FINRA, MSRB, FDIC and OTS), except where the failure to so comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply in all material respects with all applicable capital requirements of all Government Authorities (including, without limitation, Rule 15c3-1 and OTS capital requirements).

5.7 Environmental Matters.

The Borrower will, and will cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, except where the failure to keep such permits, approvals, certificates, licenses or other authorizations, or any non-compliance with the provisions thereof would not reasonably be expected to result in a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any non-compliance that would not reasonably be expected to result in a Material Adverse Effect;

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints and notices of violation from any local, state or federal governmental agency relating to the condition of its facilities and properties or compliance with Environmental Laws which would reasonably be expected to result in a Material Adverse Effect, and shall promptly cure and have dismissed with prejudice, or contest in good faith, any actions and proceedings relating to compliance with Environmental Laws the result of which, if not contested by the Borrower, would reasonably be expected to result in a Material Adverse Effect; and

(c) provide such non-confidential information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Subsection 5.7.

5.8 Foreign Assets Control Regulations, Anti-Corruption Laws.

The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, the Patriot Act, the Trading with the Enemy Act, and any of the foreign assets control regulations of the United States Department of State or the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any enabling legislation or executive order relating thereto.

SECTION 6. NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless the Requisite Lenders shall otherwise give consent, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness.

The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) (A) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with dispositions of properties or assets or with purchases of properties or assets and (B) Contingent Obligations in respect of (1) any Indebtedness permitted pursuant to this Subsection 6.1 (other than clause (xii) below) or (2) any obligation of the Borrower or any of its Subsidiaries not constituting Indebtedness incurred in a transaction that is not prohibited by this Agreement or any of the other Loan Documents;

(ii) Indebtedness owed by (A) any Subsidiary to the Borrower and (B) any Subsidiary to any other Subsidiary;

(iii) Indebtedness described in Schedule 6.1, together with any refinancing, refunding, renewal, modification, extension or replacement thereof; provided that (A) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to the Revolving Loan Commitment Termination Date unless the maturity date of the existing Indebtedness being refinanced was already prior to the Revolving Loan Commitment Termination Date;

(iv) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets in the ordinary course of business, including Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness to the extent not increasing the outstanding principal amount thereof or resulting in an earlier maturity date or decreasing the weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired;

(v) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Subsection 6.3, to the extent that (A) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, respectively, and (B) the aggregate outstanding principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding;

(vi) obligations in respect of Swap Contracts to the extent such agreements are entered into in the ordinary course of business and not for speculative purposes;

(vii) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(viii) obligations of any Subsidiary of the Borrower in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations (other than Indebtedness) arising in the ordinary course of business;

(ix) committed and uncommitted bank lines of credit with maturities of one year or less incurred by Edward Jones and used by Edward Jones to facilitate its broker-dealer business;

(x) other Mortgage Indebtedness;

(xi) Contingent Obligations of any Subsidiary of the Borrower in respect of the headquarters lease of the former UK Subsidiary known as Edward Jones Limited;

(xii) Indebtedness in the form of notes co-issued by the Borrower and one or more Co-Issuer Subsidiaries in an aggregate principal amount not to exceed $500,000,000 at any time outstanding; and

(xiii) Indebtedness not otherwise permitted by this Subsection 6.1 in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

6.2 Liens and Related Matters.

A. Prohibition on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i) Permitted Encumbrances;

(ii) Liens described in Schedule 6.2A;

(iii) (a) Liens securing obligations incurred in connection with transactions governed by a Swap Contract to the extent permitted pursuant to Subsection 6.3;

(b) Liens on any property or assets existing at the time such property or asset was acquired (including Liens on the property or assets of any Person that becomes a Subsidiary of the Borrower that existed at the time such Person became a Subsidiary by acquisition, merger, consolidation or otherwise), which Liens were not created in contemplation of such acquisition; provided that (i) such Liens shall not extend to or cover any property or assets of any character other than the property or assets being acquired and (ii) such Liens shall secure only those obligations which such Liens secured on the date of such acquisition;

(c) Liens securing Indebtedness permitted pursuant to Subsection 6.1(iv) (or Indebtedness of the same type incurred by the Borrower) (other than any Chapter 100 Transaction obligations) upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment; provided that (A) such Liens shall not extend to or cover any property or assets of any character other than the property or equipment being financed, (B) such Liens shall be created within 90 days of the acquisition of the related asset and (C) the amount of Indebtedness secured thereby is not increased;

(d) Liens (i) in favor of the Borrower made by any Subsidiary of the Borrower and (ii) in favor of a Subsidiary made by another Subsidiary;

(e) customary restrictions on transfers of assets contained in agreements related to the sale by the Borrower or the Subsidiaries of such assets pending their sale, provided that such restrictions apply only to the assets to be sold and such sale is permitted hereunder; and

(f) Liens securing Indebtedness permitted pursuant to Subsection 6.1(ix);

(g) Liens on any real property securing Mortgage Indebtedness permitted pursuant to Subsection 6.1(x) in respect of which (i) the recourse of the holder of such Mortgage Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Mortgage Indebtedness secured by the Lien is limited to such real property directly securing such Mortgage Indebtedness, any after-acquired property affixed thereto or incorporated therein and any proceeds or products thereof and (ii) such holder may not under the instrument creating the Lien or providing for the Indebtedness secured by the Lien collect by levy of execution or otherwise against assets or property of the Borrower or any of its Subsidiaries (other than such real property directly securing such Mortgage Indebtedness) if the Borrower or any of its Subsidiaries fails to pay such Mortgage Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in “non-recourse” real estate transactions;

(h) Liens arising in connection with any Chapter 100 Transaction;

(i) Liens on cash or deposits granted in favor of the Swing Line Lenders to cash collateralize any Defaulting Lender’s participation in Swing Line Loans; and

(j) Liens not otherwise permitted hereunder securing obligations in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; and

(iv) the replacement, extension or renewal of any Lien permitted by clauses (ii), (iii)(b) and (iii)(c) above upon or in the same property subject thereto arising out of the replacement, extension or renewal of the Indebtedness secured thereby (to the extent the amount thereof is not increased).

B. No Further Negative Pledges. Neither the Borrower nor any of its Subsidiaries shall create or otherwise cause or suffer to exist or become effective any agreement prohibiting the creation or assumption of any Lien upon any of its or its Subsidiaries’ properties or assets, whether now owned or hereafter acquired, other than (i) any agreement evidencing Indebtedness secured by Liens permitted by this Agreement, as to the assets securing such Indebtedness, (ii) any agreement evidencing an asset sale, lease or license as to the assets being sold, leased or licensed, (iii) restrictions and conditions arising under this Agreement and the other Loan Documents or the Existing Indenture and the notes issued thereunder, (iv) restrictions and conditions arising under any indenture entered into by the Borrower and any Co-Issuer Subsidiary after the Closing Date in respect of one or more debt issuances by the Borrower and any Co-Issuer Subsidiary of up to $500,000,000 in the aggregate for all such debt issuances, (v) customary provisions in licenses, governmental permits, leases and other contracts restricting the assignment thereof, (vi) customary provisions in joint venture agreements relating solely to the respective Joint Venture or the Securities therein, (vii) restrictions and conditions contained in any agreements existing at the time of (and not created in contemplation of) the acquisition of any Person or assets (including agreements governing Indebtedness permitted pursuant to clauses (iv) and (v) of Subsection 6.1), provided that such restrictions and conditions apply only to the Person or assets so acquired, (viii) restrictions and conditions imposed by any Government Authority and (ix) restrictions under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with Subsection 6.1 if such restriction applies only to assets of such Foreign Subsidiary or any Subsidiary thereof.

C. No Restrictions on Subsidiary Distributions to the Borrower or Other Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, except in each case (A) as provided in this Agreement, any other Loan Document or existing on the date hereof and identified on Schedule 6.2C, (B) as to transfers of assets, as may be provided in an agreement with respect to a sale, lease or license of such assets, (C) as required by law, rules or regulations of any Government Authority, (D) as to customary restrictions and conditions that waive or prohibit the subrogation of claims and/or prohibit parties to such agreements from collecting intercompany obligations customarily included in guaranty or indemnity agreements and (E) as to customary provisions in joint venture agreements relating solely to the respective Joint Venture or the Securities thereof.

6.3 Investments; Acquisitions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or permit to exist any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all of the assets comprising a division or a line of business, or Capital Stock of any Person except:

(i) (A) Investments in cash or Cash Equivalents and (B) other Investments by Edward Jones made in the ordinary course of business in accordance with Rule 15c3-3;

(ii) Investments existing on the Closing Date in any Subsidiaries of the Borrower in existence as of the Closing Date and additional equity Investments made after the Closing Date (A) by a Subsidiary in another Subsidiary, (B) by a Subsidiary in the Borrower, (C) by the Borrower in Edward Jones or EDJ Leasing and (D) by the Borrower in any other Subsidiaries in an amount not to exceed $35,000,000 in the aggregate for all such Subsidiaries;

(iii) intercompany loans and advances to the extent permitted under Subsection 6.1(ii);

(iv) other Investments existing on the Closing Date and described in Schedule 6.3;

(v) Investments in the form of promissory notes and other non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any conveyances, sales, leases or sub-leases, assignments, transfers and dispositions permitted by Subsection 6.7;

(vi) transactions governed by Swap Contracts entered into in the ordinary course of business but not for speculative purposes;

(vii) Securities purchased under agreements to resell (to the extent such transactions constitute Investments);

(viii) the Borrower and its Subsidiaries may acquire, in a single transaction or series of related transactions (A) all or substantially all of the assets or a majority of the outstanding Securities entitled to vote in an election of members of the Governing Body of a Person incorporated or organized in the United States or (B) any division, line of business or other business unit of a Person that is incorporated or organized in the United States (such Person or such division, line of business or other business unit of such Person being referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Subsection 6.10, so long as (1) no Event of Default or Potential Event of Default shall then exist or would exist after giving effect thereto, (2) the Borrower delivers a Compliance Certificate demonstrating that, after giving effect to such acquisition and any financing thereof on a pro forma basis as if such acquisition had been completed on the first day of the four Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Subsection 5.1(ii) (such last day, the “test date”), the Borrower and its Subsidiaries would have been in compliance with each of the financial covenants set forth in Subsection 6.6 and (3) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Governing Body and/or shareholders of the Borrower or such Subsidiary, as applicable, and Target;

(ix) Investments in Securities, whether purchased and held for resale to customers, for such Person’s own investment purposes or to fund deferred compensation liabilities for employees, in each case, in the ordinary course of business and consistent with past practice;

(x) Investments in margin loans to retail customers in the ordinary course of business and consistent with past practice;

(xi) (A) Investments in Edward Jones Mortgage, LLC and Passport Research Ltd. in existence on the Closing Date and (B) additional Investments in Joint Ventures (including Edward Jones Mortgage, LLC and Passport Research Ltd.) from and after the Closing Date in an aggregate amount not at any time to exceed $25,000,000;

(xii) Investments in Securities issued by Government Authorities with a maturity of up to ten (10) years and in an aggregate principal amount not to exceed the amount of any bond issue permitted under the terms hereof;

(xiii) Investments by the Borrower constituting loans to the Borrower’s partners, the proceeds of which are used exclusively for the concurrent purchase of Partnership Capital;

(xiv) Investments by the Borrower permitted pursuant to Subsection 6.5(a)(v); and

(xv) other additional Investments not otherwise permitted pursuant to this Subsection 6.3 in an aggregate amount not to exceed $25,000,000 at any time.

For purposes of determining the amount of any Investment outstanding for purposes of this Subsection 6.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

6.4 Fiscal Year.

The Borrower shall not change its Fiscal Year-end from December 31 without prior written notice to the Administrative Agent.

6.5 Restricted Payments.

The Borrower shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment so long as any Event of Default shall have occurred and be continuing or shall be caused thereby; provided, however, that:

(a) except as set forth in clause (b) below, notwithstanding the occurrence and continuance of an Event of Default, the Borrower shall be permitted to make and/or pay:

(i) distributions to its partners in order for each of them to pay any and all foreign, federal, state or local income, employment and/or other taxes arising with respect to the income, gains or profit of the Borrower and its Subsidiaries (assuming that each partner is in the highest marginal rate for each taxing jurisdiction) (collectively, the “Tax Distributions”);

(ii) distributions to fund the repayment of principal and interest on loans incurred by the partners to make their respective capital contributions;

(iii) salaries to its partners in accordance with its Organizational Documents;

(iv) guaranteed payments to its limited partners as they come due in accordance with its Organizational Documents and not on an accelerated basis;

(v) distributions to its partners required by the Borrower’s Repurchase Obligations; and

(vi) distributions to its partners in an amount not to exceed $5,000,000 in order to pay other amounts owing to such partners;

in each case of the foregoing clauses (i) through and including (vi), in the ordinary course of business and consistent with past practice (collectively, the “Permitted Restricted Payments”); and

(b) if an Event of Default in respect of Section 6.6B shall have occurred, no Permitted Restricted Payments (other than Tax Distributions) shall be permitted from and after the occurrence of such Event of Default and during the continuance thereof.

6.6 Financial Covenants.

A. Maximum Leverage Ratio. The Borrower shall not, at any time, permit the Leverage Ratio to be greater than thirty five percent (35%).

B. Minimum Partnership Capital. The Borrower shall maintain Partnership Capital at all times of not less than an amount equal to the sum of (i) $1,381,577,250 plus (ii) fifty percent (50%) of the Change in Partnership Capital (if positive) for each Fiscal Quarter ending after the Closing Date and on or prior to the date of determination.

6.7 Restriction on Fundamental Changes; Asset Sales.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of any Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) sales of Securities sold in the ordinary course of business;

(ii) (A) any Subsidiary of the Borrower may be merged or consolidated with or otherwise combined into the Borrower or any Wholly-Owned Subsidiary; provided that, in the case of such a merger, consolidation or other combination, the Borrower or such other Wholly-Owned Subsidiary shall be the continuing or surviving Person, (B) any Subsidiary of the Borrower may be liquidated, wound up or dissolved into the Borrower or any Wholly-Owned Subsidiary and (C) all or any part of the business, property or assets of any Subsidiary of the Borrower may be conveyed, sold, leased, sub-leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Wholly-Owned Subsidiary;

(iii) dispositions of obsolete, used, worn out or surplus property in the ordinary course of business;

(iv) sales or dispositions of shares of Capital Stock of any of the Borrower’s Subsidiaries in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(v) any Person may be merged or consolidated with or otherwise combined into the Borrower or any Subsidiary if the acquisition of the Capital Stock of such Person by the Borrower or such Subsidiary would have been permitted pursuant to Subsection 6.3; or all or any part of such Person’s business, property or assets may be conveyed, sold, leased, sub-leased, transferred or otherwise disposed of, in one transaction or a series of transactions to a Borrower or a Subsidiary, provided that (a) in the case of the Borrower, the Borrower shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(vi) sales, transfers and asset swaps in the ordinary course of business that are described in Schedule 6.7;

(vii) sale and leaseback transactions permitted under Subsection 6.9;

(viii) the lease, sub-lease, license, sublicense or other transfer of real or personal property (including Intellectual Property) in the ordinary course of business in accordance with past practices;

(ix) any Subsidiary of the Borrower may enter into and consummate any Chapter 100 Transactions;

(x) sales or dispositions of assets or Capital Stock of Edward Jones Trust Co. and/or Edward Jones (Ontario Limited Partnership); and

(xi) additional conveyances, sales, leases or sub-leases (as lessor or sublessor), transfers or other dispositions of assets not otherwise permitted by this Subsection 6.7 in any Fiscal Year of assets having a fair market value, as of the date of any such transaction, in an aggregate amount for such Fiscal Year not to exceed ten percent (10%) of Partnership Capital as of the first day of such Fiscal Year.

6.8 Transactions with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service) of any kind with any Affiliate of the Borrower except (a) in the ordinary course of business of the Borrower or the applicable Subsidiary at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis for unrelated third parties; (b) transactions between or among the Borrower and its Wholly-Owned Subsidiaries or between or among Wholly-Owned Subsidiaries of the Borrower; (c) transactions permitted pursuant to Subsections 6.1, 6.3, 6.5 or 6.7; (d) payment of customary fees and expenses to members of the board of directors of the Borrower and its Subsidiaries in the ordinary course of business; (e) payment of employee compensation in the ordinary course of business to any Affiliate who is an individual in such Person’s capacity as an officer, employee or consultant of the Borrower or any of its Subsidiaries; and (f) transactions existing on the date hereof identified on Schedule 6.8.

6.9 Sale and Lease-Backs.

Except as set forth on Schedule 6.9 hereto, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease (including a Capital Lease), of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that the Borrower or any of its Subsidiaries sells or transfers or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries); provided that (i) the Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Subsection 6.1, as if the sale and lease-back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and (ii) any Subsidiary of the Borrower may enter into the transactions contemplated by Subsection 6.7(ix).

6.10 Conduct of Business.

From and after the Closing Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any businesses that are material to the Borrower and its Subsidiaries, taken as a whole, other than the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date, and businesses reasonably related, complementary, ancillary or incidental thereto.

6.11 Limitations on Co-Issuer Subsidiaries.

The Borrower shall not permit any Co-Issuer Subsidiary to (a) hold any assets other than non-material assets, (b) have any liabilities other than Indebtedness permitted pursuant to Subsection 6.1(xii) or (c) engage in any activities or business other than acting as a co-issuer with the Borrower of Indebtedness permitted pursuant to Subsection 6.1(xii).

6.12 Foreign Assets Control Regulations, Anti-Corruption Laws.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use any Loans or the proceeds of any Loans, or lend, contribute or otherwise make available such Loans or the proceeds of any Loans to any Person, (a) to fund any activities of or business with any Person, that, at the time of such funding, is a Sanctioned Person or a resident in a Sanctioned Country, or in any other manner that will result in a violation by any Person (including, without limitation, the Administrative Agent, the Swing Line Lender and each Lender) of any international economic sanction administered or enforced by the government of the United States (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, or (b) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Corruption Laws.

SECTION 7. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

7.1 Failure to Make Payments When Due.

Failure of the Borrower to pay any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by the Borrower to pay any interest on any Loan or any fee or any other Obligation within three (3) Business Days after the date due; or

7.2 Default in Other Agreements.

(i) Failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of Indebtedness (other than Indebtedness referred to in Subsection 7.1) with an outstanding principal amount of at least $25,000,000 for any one item of Indebtedness or for multiple items of Indebtedness in the aggregate, in each case beyond the end of any grace period provided therefor; or

(ii) breach or default by the Borrower or any of its Subsidiaries with respect to any agreement or condition relating to Indebtedness with an outstanding principal amount of at least $25,000,000 for any one item of Indebtedness or for multiple items of Indebtedness in the aggregate, or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which breach, default, event or condition is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (with all notices provided for therein having been given and all grace periods provided for therein having lapsed, such that no further notice or passage of time is required in order for such holders or such trustee to exercise such right, other than notice of their or its election to exercise such right); or

7.3 Breach of Certain Covenants.

Failure of the Borrower to perform or comply with any term or condition contained in Subsection 2.5, 5.1(i), 5.2 or Section 6 (other than Subsection 6.4) of this Agreement; or

7.4 Breach of Warranty.

Any representation, warranty or certification made by the Borrower or any of its Subsidiaries in any Loan Document or in any certificate at any time given by the Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith (i) that is subject to materiality qualifications shall be incorrect or misleading in any respect when made or deemed made or (ii) that is not subject to materiality qualifications shall be incorrect or misleading in any material respect when made or deemed made; or

7.5 Other Defaults Under Loan Documents.

The Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to or covered in any other Subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower or such Subsidiary of notice from the Administrative Agent or any Lender of such default; or

7.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8 Judgments and Attachments.

Any money judgment, writ or warrant of attachment, execution or similar process involving in the aggregate at any time an amount in excess of $25,000,000 to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

7.9 Dissolution.

Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing the dissolution or split up of the Borrower or such Subsidiary in a manner not permitted under Subsections 5.2 or 6.7, and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10 Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate result in or would reasonably be expected to result in a Material Adverse Effect; or there shall exist an amount of unfunded benefit liabilities (as reported in the Borrower’s most recent Form 5500), individually or in the aggregate for all Pension Plans to which the Borrower or any of its Subsidiaries has contributed (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result in a Material Adverse Effect; or

7.11 Change in Control.

A Change in Control shall have occurred; or

7.12 SIPC.

The Commission or any Self-Regulatory Organization shall have notified the SIPC pursuant to Section 5(a)(1) of the SIPA of facts which lead it to reasonably believe that the Borrower or any Subsidiary thereof is in or is approaching financial difficulty, or the SIPC shall file an application for a protective decree with respect to the Borrower or any of its Subsidiaries under Section 5(a)(3) of the SIPA; or

7.13 Broker-Dealer License.

The Commission or other Government Authority shall revoke or suspend the license or authorization of any Subsidiary of the Borrower under Federal or Missouri state law (or any other state in which five percent (5%) or more of securities trade revenue is generated) to conduct business as a securities broker-dealer (and such license or authorization shall not be reinstated within five days), or any Subsidiary of the Borrower shall be suspended or expelled from membership in the FINRA or any other Self-Regulatory Organization or securities exchange; or

7.14 Invalidity of Loan Documents; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) the Borrower or any of its Subsidiaries shall contest the validity or enforceability of any Loan Document or any provision thereof in writing, or (iii) the Borrower shall deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document or any provision thereof;

THEN (i) upon the occurrence of any Event of Default described in Subsection 7.6 or 7.7 in respect of the Borrower or any of its Subsidiaries, (a) the Commitment shall be terminated and the obligation of each Lender to make any Loan hereunder shall thereupon terminate and (b) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent shall, upon the written request or with the written consent of the Requisite Lenders, by written notice to the Borrower, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of the Lenders to purchase assignments of any unpaid Swing Line Loans as provided in Subsection 2.1A(ii).

Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of the preceding paragraph the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Subsection 9.6, then the Requisite Lenders, by written notice to the Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders, and such provisions shall not at any time be construed so as to grant the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder or to preclude the Administrative Agent or the Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 8. ADMINISTRATIVE AGENT

8.1 Appointment. Wells Fargo is hereby appointed the Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of the provisions hereof, except that the Borrower shall be a third party beneficiary of Subsections 8.5A, 8.5B and 8.6 and shall be entitled to enforce its rights thereunder. In performing its functions and duties under this Agreement, the Administrative Agent (other than as provided in Subsection 2.1D) shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

8.2 Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or the Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.

C. Exculpatory Provisions. None of the Administrative Agent, Bank of America, N.A., as Syndication Agent, Fifth Third Bank, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as the Documentation Agents (collectively, the “Agents” and each an “Agent”) nor any of their respective officers, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any discretionary act or the taking of any discretionary action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Subsection 9.6) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be required to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Subsection 9.6).

D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. The term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.3 Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

8.4 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates (collectively, the “Agent Indemnitees”) to the extent that any such Person shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by the Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or such other Person in exercising the powers, rights and remedies of the Administrative Agent or performing duties of the Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any Agent Indemnitee resulting solely from that Agent Indemnitee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or any other such Person for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5 Resignation of the Administrative Agent; Successor Administrative Agent and Swing Line Lender.

A. Resignation; Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such notice of resignation by the Administrative Agent, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent, with such appointment subject, so long as no Event of Default shall have occurred and be continuing, to prior approval of the Borrower (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with such appointment subject, so long as no Event of Default shall have occurred and be continuing, to prior approval of the Borrower (such approval not to be unreasonably withheld or delayed). If the Administrative Agent shall notify the Lenders and the Borrower that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with the Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by, to or through each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent in accordance with this Subsection 8.5A. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After the

Administrative Agent’s resignation hereunder, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of the Administrative Agent pursuant to Subsection 8.5A shall also constitute the resignation of Wells Fargo or its successor as the Swing Line Lender, and any successor Administrative Agent appointed pursuant to Subsection 8.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In the events described in the preceding sentence, (i) the Borrower shall at the effective time of such resignation prepay any outstanding Swing Line Loans made by the retiring Administrative Agent, in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) if so requested by the successor Administrative Agent in accordance with Subsection 2.1E, the Borrower shall issue a Swing Line Note to the successor Administrative Agent substantially in the form of Exhibit IV, in the amount of the Swing Line Loan Subfacility then in effect and with other appropriate insertions.

8.6 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Subsidiaries of the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 2.3 and 9.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 2.3 and 9.2.

Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.7 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 9. MISCELLANEOUS

9.1 Successors and Assigns; Assignments and Participations in Loans.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders and the successors and permitted assigns of the Borrower (it being understood that the Lenders’ and the Borrower’s rights of assignment are subject to the further provisions of this Subsection 9.1). Neither Borrower’s rights nor obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Anything contained herein to the contrary notwithstanding, except as provided in Subsection 2.1A(ii) and Subsection 9.5, the Swing Line Loan Subfacility and the Swing Line Loans of the Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than to the extent contemplated by Subsection 8.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 and in increments of $1,000,000 in excess thereof, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed), provided that simultaneous assignments to or by two or more related Funds shall be treated as one assignment for purposes of this clause (a), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and any assignment of all or any portion of a Revolving Loan Commitment or Revolving Loan shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment or Revolving Loans, (c) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent information reasonably requested by the Administrative Agent, including forms, certificates or other information in compliance with Subsection 2.7B(iv), and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, the Administrative Agent, the Swing Line Lender and, if no Event of Default or Potential Event of Default has occurred and is continuing, the Borrower, shall have consented thereto (which consent shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under Subsection 9.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to the Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with Subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit III or Exhibit IV, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in Subsection 2.1A(ii) and Subsection 9.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection 9.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 9.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Subsection 2.7B(iv), the Administrative Agent shall, if the Administrative Agent, the Swing Line Lender and the Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Subsection 9.1B(i)), (a) accept such Assignment

Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to the Borrower. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Subsection 9.1B(ii).

(iii) Deemed Consent by the Borrower. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower on or prior to such fifth Business Day.

C. Participations. Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more Persons (other than a natural Person or the Borrower or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this Subsection 9.1C, the Borrower agrees that each Participant shall be entitled to the benefits of Subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 9.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 9.4 as though it were a Lender, provided such Participant agrees to be subject to Subsection 9.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Subsections 2.6D and 2.7A than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Subsection 2.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Subsection 2.7B(iv) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

D. Pledges and Assignments. Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation (A) any pledge or assignment to secure obligations to any Federal Reserve Bank and (B) in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of that Lender from time to time to pledgees under Subsection 9.1D, assignees and participants (including prospective assignees and participants), in each case subject to Subsection 9.18.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (ii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

9.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, including reasonable fees, expenses and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters; (ii) all other reasonable costs and expenses incurred by the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the Commitments; (iii) all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and reasonable fees, costs and expenses of accountants, advisors and consultants, incurred by the Administrative Agent and its counsel at any time when an Event of Default has occurred and is continuing, relating to efforts to evaluate or assess the Borrower or any of its Subsidiaries and its business or financial condition; and (iv) all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), reasonable fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Administrative Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents (including in connection with the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings. The Administrative Agent shall provide the Borrower with a detailed statement of all reimbursements or payments requested pursuant to this Subsection 9.2.

9.3 Indemnity.

In addition to the payment of expenses pursuant to Subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold harmless the Administrative Agent and each of the Lenders, and the officers, directors, trustees, employees, agents, advisors and Affiliates of each of the foregoing (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages) penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by the Borrower or by any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that are imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Loan Documents) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

To the extent that the undertakings to indemnify, pay and hold harmless set forth in this Subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

9.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of the Lenders and their Affiliates is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including (i) trust accounts, (ii) any asset, Security or other property right of the Borrower held solely as a fiduciary or otherwise for the benefit of another Person and (iii) any other asset, Security or account restricted by applicable law or regulation including, without limitation, Rule 15c3-3, Rule 8c-1 or Rule 15c2-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided, that promptly following such set-off, appropriation and application, the Lender taking such action shall provide written notice thereof to the Borrower.

9.5 Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this Subsection 9.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to Subsection 9.1B. The Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of Subsection 9.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

9.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(i) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of the Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan (but not the date of any scheduled installment of principal), (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Subsection 2.2E) or the amount of any fees payable hereunder or (5) extend the Revolving Loan Commitment Termination Date; and

(ii) each Lender, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by the Requisite Lenders), (2) change the provisions of Subsection 2.4B(iii) to provide that the Lenders will not share pro rata in payments, (3) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (4) increase the maximum duration of Interest Periods permitted hereunder, (5) change in any manner or waive the provisions contained in Subsection 2.4A(iii), Subsection 7.1 (except by virtue of any acceleration that has been rescinded and annulled in accordance with this Agreement), Subsection 9.5 or this Subsection 9.6 or (6) change in any manner the provisions of Subsection 2.4B to provide that the Lenders will not share pro rata in reductions of the Revolving Loan Commitment Amount.

In addition, no amendment, modification, termination or waiver of any provision (i) of Subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line

Loan Subfacility or the Swing Line Loans shall be effective without the written concurrence of the Swing Line Lender, (ii) of Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent, and (iii) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.

The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Subsection 9.6 shall be binding upon each Lender at the time outstanding and each future Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Subsection 9.6) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Subsection 2.10; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Pro Rata Share, in each case, without the written consent of such affected Lender.

9.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8 Notices; Effectiveness of Signatures; Posting on Electronic Delivery Systems.

A. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Borrower, the Administrative Agent and the Swing Line Lender and notices to any Lender under Section 2 shall not be effective until received. For the purposes hereof, the address of the Borrower, the Administrative Agent and the Swing Line Lender shall be as set forth on Schedule 9.8 and the address of each other Lender shall be as set forth on its Administrative Questionnaire or (i) as to the Borrower and the Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to the Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in Subsection 5.1, and Notices of Borrowing and Notices of Conversion/Continuation. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

B. Effectiveness of Signatures. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

C. Posting on Electronic Delivery Systems. The Borrower acknowledges and agrees that (I) the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”), available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”) and (II) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution; (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute confidential information pursuant to Subsection 9.18, they shall be treated as set forth in such subsection); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Each Lender which is a Public Lender agrees that any failure of the Borrower to provide it with a Communication which, as set forth above, is not suitable for Public Lenders shall not be a breach of any requirement in this Agreement or any other Loan Document to provide such Communication to all of the Lenders.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement (pursuant to an Administrative Questionnaire or otherwise), the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address. Notwithstanding the foregoing, (x) the Borrower shall not be responsible for any failure of the Platform or for the inability of any Lender to access any Communication made available by the Borrower to the Administrative Agent in connection with the Platform and in no event shall any such failure constitute an Event of Default hereunder and (y) notices to any Lender pursuant to Section 2 shall not be provided by means other than hard copy or telecopy if such Lender notifies Administrative Agent that it is not capable of receiving such notices by such other means.

9.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Subsections 2.6D, 2.7, 9.2, 9.3, 9.16 and 9.17 and the agreements of Lenders set forth in Subsections 8.2C, 8.4, 9.5 and 9.17 shall survive the payment of the Obligations, and the termination of this Agreement.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power,

right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11 Payments Set Aside.

To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent for the benefit of the Lenders), or the Administrative Agent or the Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such setoff had not occurred.

9.12 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders, or the Lenders and the Borrower, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Subsection 8.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, Subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

9.14 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

9.15 Construction of Agreement; Nature of Relationship.

The Borrower acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by the parties hereto, and (iv) neither the Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

9.16 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN COOK COUNTY IN THE STATE OF ILLINOIS. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(IV) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER ILLINOIS LAW.

9.17 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.18 Confidentiality.

The Administrative Agent, the Swing Line Lender and each Lender shall maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement and hold all such information in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with the safe and sound commercial lending or investment practices maintained in comparable transactions, it being understood and agreed by the Borrower that in any event any such Person may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, and legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Subsection 9.18, to (i) any pledgee under Subsection 9.1, any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its

rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, (g) with the consent of the Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Subsection 9.18 or (ii) becomes available to Administrative Agent, the Swing Line Lender or such Lender on a nonconfidential basis from a source other than the Borrower, (i) to any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio solely in connection with ratings issued with respect to such Lender or its Affiliates and such rating agency’s ratings are publicly available and that no written or oral communications from counsel to the Administrative Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, the Administrative Agent, a Swing Line Lender or a Lender shall notify the Borrower of any requirement or request under applicable laws or regulations or under any subpoena or similar legal process, including by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority), for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall the Administrative Agent, such Swing Line Lender or such Lender be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries. In addition, subject to obtaining the prior approval of the Borrower (such approval not to be unreasonably withheld or delayed), the Administrative Agent, the Swing Line Lender and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent, the Swing Line Lender and the Lenders, and the Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

9.19 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.20 USA Patriot Act.

Each Lender hereby notifies the Borrower and that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

9.21 Independent Effect of Covenants.

The Borrower expressly acknowledges and agrees that each covenant contained in Section 5 or 6 hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Section 5 or 6, if before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Section 5 or 6.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:	/s/ Kevin Bastien
Name:	Kevin Bastien
Title:	a General Partner

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, Swing Line Lender and a Lender

By:	/s/ Casey P. Kelly
Name:	Casey P. Kelly
Title:	Vice President

BANK OF AMERICA, N.A., as the Syndication Agent and a Lender

By:	/s/ Giovanni Fallone
Name:	Giovanni Fallone
Title:	Vice President

FIFTH THIRD BANK, as a Documentation Agent and a Lender

By:	/s/ Mary Ann Lemonds
Name:	Mary Ann Lemonds
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Documentation Agent and a Lender

By:	/s/ Gabriel Syed
Name:	Gabriel Syed
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Documentation Agent and a Lender

By:	/s/ Christopher M. Doering
Name:	Christopher M. Doering
Title:	SVP

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Stephen Manners
Name:	Stephen Manners
Title:	Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ James R. Shanel
Name:	James R. Shanel
Title:	Vice President

SUNTRUST BANK, as a Lender

By:	/s/ Douglas O’Bryan
Name:	Douglas O’Bryan
Title:	Director

BANK OF MONTREAL, as a Lender

By:	/s/ Gary Lipinski
Name:	Gary Lipinski
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Alaa Shraim
Name:	Alaa Shraim
Title:	Vice President

COMMERCE BANK, as a Lender

By:	/s/ Steve O’Neal
Name:	Steve O’Neal
Title:	SVP

UMB BANK, as a Lender

By:	/s/ Michael Garner
Name:	Michael Garner
Title:	Vice President

EXHIBIT I

[FORM OF] NOTICE OF BORROWING

[BORROWER LETTERHEAD]

[Date]

Wells Fargo Bank, National Association,

  as Administrative Agent

1525 West WT Harris Boulevard

Charlotte, North Carolina 28262

Attention: Diana Horn

Telephone: (704)-590-2850

Re:	Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November 15, 2013 by and among The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”)

Pursuant to Subsection 2.1 of the Credit Agreement, the Borrower hereby gives notice of its request for a borrowing as follows:

Date of Borrowing:	[Date]
Requested Amount:	[Amount][1]
Type of Loan:	[Revolving Loans or Swing Line Loan]
Interest Rate Option:	[Base Rate Loan or Eurodollar Rate Loan]
Interest Period:	[For Eurodollar Rate Loan: Duration of Interest Period]
Maturity Date:	[Date if applicable]

The undersigned Officer, to the best of his or her knowledge, and the Borrower certify that (a) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default, (b) the aggregate principal amount of all Loans outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement and (c) all of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

[1]	Amount requested to be in compliance with requirements set forth in Section 2.1B.

Exhibit I-1	Notice of Borrowing

If you have any questions regarding this transaction please contact the undersigned as soon as possible.

Sincerely,

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:

Name:

Title:

Exhibit I-2	Notice of Borrowing

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

[BORROWER LETTERHEAD]

[Date]

Wells Fargo Bank, National Association,

  as Administrative Agent

1525 West WT Harris Boulevard

Charlotte, North Carolina 28262

Attention: Diana Horn

Telephone: (704)-590-2850

Re:	Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November 15, 2013 by and among The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”)

Pursuant to Subsection 2.2D of the Credit Agreement, the Borrower hereby gives notice of its request for a conversion/continuation as follows:

Description of outstanding Loan:

Maturity Date:	[Date if applicable]
Amount:	[Amount]
Type of Loan:	[Revolving Loan or Swing Line Loan]

Description of new Loan(s):

Date:	[Date][1]
Requested Amount:	[Amount]
Type of Request:	[Continuation or Conversion]
Interest Rate Option:	[Base Rate Loan or Eurodollar Rate Loan]
Interest Period:	[For Eurodollar Rate Loan: Duration of Interest Period]
Maturity Date:	[Date if applicable]

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned Officer, to the best of his or her knowledge, and the Borrower certify that (a) no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement and (b) all of the conditions applicable to the conversion or continuation of the Loan described herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such conversion or continuation.

[1]	Complete with a Business Day in accordance with Section 2.2D.

Exhibit II-1	Notice of Conversion/Continuation

If you have any questions regarding this transaction, please contact the undersigned as soon as possible.

Sincerely,

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:

Name:

Title:

Exhibit II-2	Notice of Conversion/Continuation

EXHIBIT III

[FORM OF] [AMENDED AND RESTATED] REVOLVING NOTE

THE JONES FINANCIAL COMPANIES, L.L.L.P.

$ [1]	November 15, 2013

FOR VALUE RECEIVED, THE JONES FINANCIAL COMPANIES, L.L.L.P., a Missouri limited liability limited partnership (the “Borrower”), promises to pay to                     2 (“Payee”) or its registered assigns, the lesser of (x)                     3 ($[        1]) and (y) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement dated as of November 15, 2013 by and among the Borrower, the financial institutions from time to time party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of the Borrower’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in Dollars in immediately available funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been consented to by the Borrower (to the extent required under the terms of the Credit Agreement) and accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

[1]	Insert Dollar amount of Lender’s Revolving Loan Commitment in numbers.
[2]	Insert Lender’s name in capital letters.
[3]	Insert amount of Lender’s Revolving Loan Commitment in words.

Exhibit III-1	Revolving Note

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

The Borrower promises to pay all reasonable costs and expenses, including reasonable and documented attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest and, except as set forth in the Credit Agreement, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

This Note, in addition to evidencing the Obligations under the Credit Agreement, also amends, restates, reevidences and is issued in substitution for the “Revolving Notes” under, and as defined in the Existing Credit Agreement (the “Existing Notes”). Execution and delivery of this Note and any document executed pursuant hereto are not intended to and should not be construed (i) to deem to have repaid or otherwise discharged any amount of principal of or interest on the Existing Notes, or (ii) to effect a novation or otherwise to release the obligations of the Borrower under or extinguish the debt evidenced by the Existing Notes.

[Remainder of page intentionally left blank.]

Exhibit III-2	Revolving Note

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:

Name:

Title:

Exhibit III-3	Revolving Note

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit III-4	Revolving Note

EXHIBIT IV

[FORM OF] AMENDED AND RESTATED SWING LINE NOTE

THE JONES FINANCIAL COMPANIES, L.L.L.P.

$150,000,000.00	November 15, 2013

FOR VALUE RECEIVED, THE JONES FINANCIAL COMPANIES, L.L.L.P., a Missouri limited liability limited partnership (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Lender (“Payee”) or its registered assigns, the lesser of (x) ONE HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($150,000,000.00) and (y) the unpaid principal amount of all advances made by Payee in its capacity as Swing Line Lender to the Borrower as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement dated as of November 15, 2013 by and among the Borrower, the financial institutions from time to time party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is the Borrower’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in Dollars in immediately available funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Exhibit IV-1	Swing Line Note

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

The Borrower promises to pay all reasonable costs and expenses, including reasonable and documented attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest and, except as set forth in the Credit Agreement, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

This Note, in addition to evidencing the Obligations under the Credit Agreement, also amends, restates, reevidences and is issued in substitution for the “Swing Line Notes” under, and as defined in the Existing Credit Agreement (the “Existing Notes”). Execution and delivery of this Note and any document executed pursuant hereto are not intended to and should not be construed (i) to deem to have repaid or otherwise discharged any amount of principal of or interest on the Existing Notes, or (ii) to effect a novation or otherwise to release the obligations of the Borrower under or extinguish the debt evidenced by the Existing Notes

[Remainder of page intentionally left blank.]

Exhibit IV-2	Swing Line Note

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:

Name:

Title:

Exhibit IV-3	Swing Line Note

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit IV-4	Swing Line Note

EXHIBIT V

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am the duly elected [Title] of The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (the “Borrower”);

(2) I have reviewed the terms of that certain Amended and Restated Credit Agreement dated as of November 15, 2013, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among the Borrower, the financial institutions from time to time party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

                                         ]

(4) The Borrower and its Subsidiaries are in compliance with each of the financial covenants contained in Subsection 6.6 of the Credit Agreement as shown on Attachment No. 1 annexed hereto.

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,          pursuant to Subsection 5.1(iv) of the Credit Agreement.

Exhibit V-1

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:

Name:

Title:

Exhibit V-2

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of             ,          and pertains to the period from             ,          to             ,         . Subsection references herein relate to Subsections of the Credit Agreement.

A.	Leverage Ratio (as of , )
	1.	Consolidated Total Debt:
		a.	Aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries	$

	2.	Total Capitalization:
		a.	Borrower’s Partnership Capital	$
		b.	Consolidated Total Debt (Line 1.a. above)	$
		c.	Total Capitalization (Line 2.a. + Line 2.b.)	$

	3.	Leverage Ratio (Line 1.a.):(Line 2.c):			%
	4.	Maximum: Not to exceed 35%

Compliance (Yes/No)

B.	Minimum Partnership Capital (as of , )
	1.	Borrower’s Partnership Capital:		$
	2.	Minimum permitted under Subsection 6.6B:
		a.	Issuances of partnership interests during such Fiscal Quarter
		b.	Redemption of partnership interests during such Fiscal Quarter
		c.	Change in Partnership Capital (Line 2.a – Line 2.b) (amount shall be $0.00 if difference is negative)	$
		d.	50% of amount set forth in Line 2.c.	$

		e.	Minimum Partnership Capital
		(Line 2.d. + $[ ]1)		$

Compliance (Yes/No)

C.	Applicable Margin
	1.	Leverage Ratio
	2.	Pricing Level

[1]	To be $1,542,526,500 for the first Fiscal Quarter and for each Fiscal Quarter thereafter, to be the Minimum Partnership Capital as of the last Fiscal Quarter.

Exhibit V-3

EXHIBIT VI

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swing line loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:                                          [and is an Affiliate/Approved Fund7]

3. The Borrower: The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership

4. Administrative Agent: Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement

5. Credit Agreement: The Amended and Restated Credit Agreement dated as of November 15, 2013 among the Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

[7]	Select as applicable.

Exhibit VI-1

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[8]
Revolving Loan Commitment	$	$		%

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:]

THE JONES FINANCIAL COMPANIES, L.L.L.P., as Borrower

By:
Title:

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit VI-2

ANNEX 1

THE JONES FINANCIAL COMPANIES, L.L.L.P.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Subsection 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit VI-3

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Exhibit VI-4

Schedule 2.1

Lenders’ Commitments and Pro Rata Shares

Lender	Revolving Loan Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$65,000,000	16.25%
Bank of America, N.A.	$65,000,000	16.25%
Fifth Third Bank	$40,000,000	10.00%
JPMorgan Chase Bank, N.A.	$40,000,000	10.00%
U.S. Bank National Association	$40,000,000	10.00%
The Bank of New York Mellon	$30,000,000	7.50%
The Northern Trust Company	$30,000,000	7.50%
SunTrust Bank	$30,000,000	7.50%
Bank of Montreal	$20,000,000	5.00%
PNC Bank, National Association	$20,000,000	5.00%
Commerce Bank	$10,000,000	2.50%
UMB Bank	$10,000,000	2.50%

TOTALS	$400,000,000	100.00%

Schedule 4.1 – Subsidiaries

THE JONES FINANCIAL COMPANIES, L.L.L.P.

(Missouri Limited Liability Limited Partnership)

Name of Entity	Jurisdiction of Formation or Incorporation	Ownership %

Direct Subsidiaries:

Edward D. Jones & Co., L.P.	Missouri Limited Partnership	99%

EDJ Leasing Co., L.P.	Missouri Limited Partnership	99%

LHC, Inc.	Missouri Corporation	100%

Edward Jones Trust Company	Federal Chartered Savings & Loan Association	100%

EDJ Holding Company, Inc.	Missouri Corporation	100%

Olive Street Investment Advisers, LLC	Missouri Corporation	100%

Schedule 4.1 – Subsidiaries

EDWARD D. JONES & CO., L.P.

(Missouri Limited Partnership)

Name of Entity	Jurisdiction of Formation or Incorporation	Ownership %

Direct Subsidiaries:

Edward D. Jones & Co. Canada Holding Co., Inc.	Canadian Corporation	100%

EJ Mortgage, L.L.C.	Missouri Limited Liability Company	100%

Conestoga Securities, Inc.	Missouri Corporation	100%

California Agency Holding, LLC	Missouri Limited Liability Company	100%

Edward Jones Insurance Agency of New Mexico, L.L.C.	New Mexico Limited Liability Company	100%

Edward Jones Insurance Agency Holding, L.L.C.	Missouri Limited Liability Company	100%

Edward Jones Insurance Agency of Massachusetts, L.L.C.	Massachusetts Limited Liability Company	99%

Edward Jones	Ontario Limited Partnership	99%

EDJ Ventures Ltd., L.P.	Missouri Limited Partnership	99%

Indirect Subsidiaries:

Edward Jones Insurance Agency of California, L.L.C.	California Limited Liability Company, Subsidiary of California Agency Holding, LLC	99%

Edward Jones Insurance Agency	Ontario Limited Partnership, Subsidiary of Edward Jones (Ontario Limited Partnership)	99%

Edward D. Jones & Co. Agency Holding Co. Inc.	Canadian Corporation, Subsidiary of Edward Jones (Ontario Limited Partnership)	100%

Edward Jones Insurance Agency (Quebec) Inc.	Canadian Corporation, Subsidiary of Edward D. Jones & Co. Agency Holding Co. Inc.	100%

Schedule 4.1 – Subsidiaries

EDWARD D. JONES & CO., L.P.

(Missouri Limited Partnership)

Name of Entity	Jurisdiction of Formation or Incorporation	Ownership %

Indirect Subsidiaries:

CIP Management, Inc.	Missouri Corporation, Subsidiary of Conestoga Securities, Inc.	100%

CIP Management, L.P., LLLP	Missouri Limited Partnership, Subsidiary of EDJ Ventures, Ltd., L.P.	99%

Schedule 4.6 – Litigation

None.

Schedule 6.1 – Certain Existing Indebtedness

Contingent Obligations

The Jones Financial Companies, L.L.L.P. – Indemnification Agreement

Regarding the Canadian Headquarters lease at Sussex Centre:

Indemnifier shall be bound by this Agreement in the same manner as if the Indemnifier were the tenant name on the lease

The Jones Financial Companies, L.L.L.P. – Loan Agreement

Issued 2011, to Edward D. Jones & Co., L.P.$500,000 line of credit intended to provide short-term liquidity should the need arise

The Jones Financial Companies, L.L.L.P. – Indemnification Agreement

Regarding fronted insurance policies written by Travelers Casualty and Surety Company of America: Indemnifier agrees to make Travelers whole for any expenses incurred as a result of claims made against these insurance policies

Olive Street Investment Advisers, LLC – Expense Limitation Agreement

Olive Street Investment Advisers, LLC has agreed to reduce fees and reimburse certain Bridge Builder Bond Fund expenses to the extent necessary to maintain a maximum annual operating expense limit for the Fund

Edward D. Jones & Co., L.P. – Expense Reimbursement Agreement

Issued 1995, to Edward Jones Trust Company, potential monthly reimbursement of expenses of Edward Jones Trust Company in excess of gross revenue if monthly request submitted

Edward D. Jones & Co., L.P. – Comfort Letter

Issued 2009, to Bank of Montreal

For Edward Jones (an Ontario Limited Partnership) as the Borrower, Edward D. Jones & Co., L.P. will:

•	Continue to act as limited partner of the Borrower and hold beneficial ownership of 99% of the issued and outstanding partnership units of the Borrower

•	Ensure that the Borrower has financial resources sufficient to ensure that it is able to honor all of its obligations to the Bank in respect of the Facilities as they become due

•	Cause the Borrower to honor all of its obligations to the Bank with respect to the Facilities as they become due

Schedule 6.1 – Certain Existing Indebtedness

Debt

Edward D. Jones & Co., L.P. – Subordinated Debt

Note Purchase Agreement dated as of June 12, 2002 relating to the 7.33% Subordinated Capital Notes due 2014, $50 million outstanding

Edward D. Jones & Co., L.P. – Lines of Credit*

Bank	Limit	Current Outstanding
Bank of America	$125,000,000	$0
U.S. Bank	150,000,000	0
SunTrust	60,000,000	0
Wells Fargo	50,000,000	0
Northern Trust	30,000,000	0

	$415,000,000

*	Lines of credit are uncommitted and available for overnight borrowing in the course of ordinary business. The uncommitted lines of credit are subject to change at the discretion of the banks and, therefore, due to credit market conditions and the uncommitted nature of these credit facilities, it is possible that these lines of credit could decrease or not be available in the future.

EDJ Leasing Co., L.P. – Mortgage

Office Building located at 8333 South River Parkway, Tempe, AZ 85284

Issued 4/27/2002, $13.1 million, 7.25%, 15-year due 2017, $4.6 million outstanding

Financed by Farm Bureau Financial Services

EDJ Leasing Co., L.P. & Edward D. Jones & Co., L.P. – Chapter 100 Bonds

The partnership has purchased industrial revenue bonds issued by St. Louis County, related to certain self-constructed and purchased real and personal property. This provides for potential property tax benefits over the life of the bonds. The partnership is therefore both the bondholder and the debtor/lessee for these properties. The partnership has exercised its right to offset the amounts invested in and the obligations for these bonds and has therefore excluded any bond related balances in the consolidated statements of financial condition.

Edward Jones (An Ontario Limited Partnership) – Credit Agreement

Issued 2009, to Bank of Montreal for $59,875,000 USD

Various uncommitted credit facilities, including but not limited to, call loans, daylight overdraft, extender of credit commitments, and repurchase agreements

Schedule 6.2A – Certain Existing Liens

EDJ Leasing Co., L.P. – Mortgage

Office Building located at 8333 South River Parkway, Tempe, AZ 85284

Issued 4/27/2002, $13.1 million, 7.25%, 15-year due 2017

Financed by Farm Bureau Financial Services

EDJ Leasing Co., L.P. – UCC-1 Financing Statement No. 20020064097J filed with the Missouri Secretary of State, as continued

Debtor’s right in and to ASU Research Park Lease dated 1/12/95, as amended by Amendment to ASU Research Park Lease and Agreement for Use of Common Driveway dated 1/12/95, Amendment to Lease dated 1/13/98 and Third Amendment to ASU Research Park Lease and Consent dated 7/1/01; Secured Party: Farm Bureau Life Insurance Company

Edward D. Jones & Co., L.P. – Pledges

Firm and Customer securities pledged to Northern Trust under the Second Amended and Restated Pledge and Collateral Administration Agreement dated June 30, 2000, and used to secure uncommitted lines of credit with several banks

Edward D. Jones & Co., L.P. – UCC-1 Financing Statement No. 1212756 filed with the Missouri Secretary of State, as continued and amended

Any and all general intangibles consisting of uncertificated book entry stock or other securities pledged to Secured Party as noted on the records of the Depository Trust Company or Banks of the Federal Reserve System, carried for the account of and hypothecated by Debtor’s customers; Secured Party: Bank of America, N.A., successor in interest to The Boatmen’s National Bank of St. Louis, f/k/a Centerre Bank National Association; uncommitted facility

Edward D. Jones & Co., L.P. – UCC-1 Financing Statement No. 20040060168J filed with the Missouri Secretary of State

Blanket Filing – all right title, share and interest in and to shares of stock, securities, securities accounts, security entitlements, financial assets and/or other investment property described in collateral schedules provided by Debtor to Secured party, together with any and all distributions (“Securities”); any and all monies, reserves, deposits, certificates of deposit and deposit accounts and interest dividends thereon, securities, securities accounts, investment property, cash, cash equivalents and other property of Secured Party; any and all accessions to any of the Collateral and all substitutions, renewals, improvements and replacements of or additions thereto; any and all other property, real or personal that Debtor has granted to Secured Party as security interest, lien or other encumbrance; and all products and proceeds of the foregoing (collectively, the “Collateral”); Secured Party: U.S. Bank National Association; uncommitted facility, amount equal to U.S. Bank’s line of credit amount of $150,000,000

Schedule 6.2A – Certain Existing Liens

Edward Jones Trust Company – UCC-1 Financing Statement No. 20030132229F filed with the Missouri Secretary of State, as continued and amended

Blanket Filing – All investment property, instruments, and deposit accounts which Debtor now owns or hereafter acquires and any replacements or proceeds thereof, including: (1) Federal Home Loan Bank of Des Moines Stock; (2) Funds on deposit with Secured Party; (3) Promissory notes and other negotiable and non-negotiable instruments and all related collateral, guarantees, and other supporting obligations including mortgages, deeds of trust and other real property security interests; (4) Securities or obligations issued by the US government or its agencies, including but not limited to mortgage-backed securities issued or guaranteed by Federal Home Loan Mortgage Corp., Federal National Mortgage Assoc. and the Government National Mortgage Assoc.; and (5) Privately issued mortgage-backed securities, collateralized mortgage obligations, real estate mortgage investment conduits, or regulated investment companies; Secured Party: Federal Home Loan Bank of Des Moines. While the lien on file related to the predecessor to Edward Jones Trust Company (EJTC), Boone National Savings and Loan, since August 2006 the EJTC Charter with the OTS has precluded borrowings by EJTC

Edward Jones – Form 1C Financing Statement No. 200807071456-8028-0120 filed with the Ontario Ministry of Consumer and Business Services

Collateral is generally described as “Accounts and Other”; Secured Party: CDS Clearing and Depository Services Inc.; uncommitted facility, no stated amount. Allows CDS to use Edward Jones securities in its possession from time to time to cover any settlement failures

Schedule 6.2C – Agreements With Restrictions On Subsidiaries

Edward D. Jones & Co., L.P.

Subordinated Capital Notes, Dated June 12, 2002, Due June 12, 2014

Section 12.16(b): Neither Edward D. Jones & Co., L.P. nor any consolidated subsidiary will make any Restricted Distribution (e.g., return on partnership interest) if doing so would create an event of default

Section 12.16(c): Neither Edward D. Jones & Co., L.P. nor any consolidated subsidiary will pay any management fees if doing so would create an event of default

Schedule 6.3 – Certain Existing and Permitted Investments

THE JONES FINANCIAL COMPANIES, L.L.L.P.

  (Missouri Limited Liability Limited Partnership)

Customer Account Protection Company Holdings, Inc.

Provider of excess SIPC insurance to clients through September 30, 2009

Book value of investment of $5,000,000

Loans to individuals from The Jones Financial Companies, L.L.L.P.

Total loan amount of $873,587 with $589,750 outstanding

Investment in Bridge Builder Bond Fund (BBTBX) as seed capital

Expect to transfer this investment to additional Bridge Builder funds as they open

Investment amount of $100,000

EDWARD D. JONES & CO, L.P.

  (Missouri Limited Partnership)

Investment Securities (as of October 25, 2013):

Mutual Funds held by the U.S. broker-dealer, $108.3 million (Financial Advisor Deferred Compensation program)

Investment in Depository Trust Company by the U.S. broker-dealer, 231.88235 shares

Chapter 100 Bonds:

Transfer of land and buildings to St. Louis County in exchange for Chapter 100 Bonds. The land and buildings were then leased/subleased back under leases where the payment terms equated to the County bond payment terms.

•	Taxable Industrial Revenue Bonds (Edward D. Jones & Co., L.P. Project) Series 2001B, dated August 1, 2001

•	Ordinance No. 24,183 relating to certain existing Agreement entered into by St. Louis County, Missouri, in connection with the issuance of its Taxable Industrial Revenue Bonds (Edward Jones Des Peres Project) approved November 12, 2009

•	Ordinance No. 24,182 authorizing Amendments of certain existing Agreements entered into by St. Louis County, Missouri, in connection with the issuance of its Taxable Industrial Revenue Bonds (Edward Jones Maryland Heights Project) approved November 12, 2009

Schedule 6.7 – Certain Asset Dispositions

None.

Schedule 6.8 – Certain Affiliate Transactions

None.

Schedule 6.9 – Certain Sale and Lease-Backs

Chapter 100 Bonds

EDJ Leasing Co., L.P. and Edward D. Jones & Co., L.P. transferred land and buildings to St. Louis County in exchange for Chapter 100 Bonds. The land and buildings were then leased/subleased back under leases where the payment terms equated to the County bond payment terms.

•	Taxable Industrial Revenue Bonds (Edward D. Jones & Co., L.P. Project) Series 2001B, dated August 1, 2001

•	Ordinance No. 24,183 relating to certain existing Agreement entered into by St. Louis County, Missouri, in connection with the issuance of its Taxable Industrial Revenue Bonds (Edward Jones Des Peres Project) approved November 12, 2009

•	Ordinance No. 24,182 authorizing Amendments of certain existing Agreements entered into by St. Louis County, Missouri, in connection with the issuance of its Taxable Industrial Revenue Bonds (Edward Jones Maryland Heights Project) approved November 12, 2009

Schedule 9.8

Notice Addresses

Borrower:

General Counsel, 10th Floor

12555 Manchester Road

Saint Louis, MO 63131

With copies to:

Treasurer

12555 Manchester Road

Saint Louis, MO 63131

Duane Morris LLP

190 South LaSalle Street, Suite 3700

Chicago, Illinois 60603-3433

Attention: Brian P. Kerwin, Esq.

Telephone: (312) 499-6737

Wells Fargo Bank, National Association,

As Administrative Agent and Swing Line Lender

1525 West WT Harris Boulevard

Charlotte, North Carolina 28262

Attention: Diana Horn

Telephone: (704)-590-2850

With copy to:

Jones Day

77 West Wacker Drive

Chicago, Illinois 60601

Attention: Loren Weil, Esq.

Telephone: (312) 269-1583